EXHIBIT 99(B)(2)

MULTICURRENCY REVOLVING CREDIT AND TERM LOAN

FACILITY AGREEMENT

SIMRAD YACHTING AS
as Borrower

THE SUBSIDIARIES OF THE BORROWER

listed in Schedule 1

as Original Guarantors

THE BANKS

listed in Schedule 2

as Original Banks

DNB NOR MARKETS (A PART OF DNB NOR BANK ASA)

as Mandated Lead Arranger

DNB NOR BANK ASA

as Facility Agent and Security Agent

up to USD 151,500,000 and EUR 44,153,000

I N D E X

1.	FACILITY AND PURPOSE
2.	THE FACILITIES
3.	DEFINITIONS
4.	CONDITIONS PRECEDENT
5.	AVAILABILITY
6.	SECURITY
7.	INTEREST/INTEREST PERIODS
8.	REPAYMENT/CANCELLATION
9.	GUARANTEE AND INDEMNITY
10.	REPRESENTATIONS AND WARRANTIES; COVENANTS
11.	EVENTS OF DEFAULT
12.	THE FACILITY AGENT, SECURITY AGENT AND THE ARRANGER
13.	AMENDMENTS AND WAIVERS
14.	CHANGES TO PARTIES
15.	DISTRIBUTION AND PRO RATA SHARING
16.	CHANGES IN CIRCUMSTANCES
17.	MARKET DISRUPTION
18.	FEES, COSTS AND EXPENSES
19.	PAYMENTS
20.	NOTICE AND CORRESPONDENCE
21.	MISCELLANEOUS
22.	INDEMNITIES
23.	GOVERNING LAW AND JURISDICTION

SCHEDULE

1	List of Original Guarantors
2	List of Original Banks
3	Compliance Certificate
4A	Drawdown Notice/Term Loans
4B	Drawdown Notice/Revolving Credit Facility
5	Mandatory Cost Formulae
6	Renewal Notice
7	List of Security
8A	Subordination Statement
8B	Subordination Statement
9	Conditions precedent for Additional Guarantors
10	Form of Resignation Request
11	Form of Accession Agreement
12	Form of Transfer Certificate
13	Form of Borrower Accession Agreement
14	Form of Accession Letter

This Agreement is entered into on this 28th day of February 2006.

BETWEEN:

(1)                                           Simrad Yachting AS, Strandpromenaden 50, N-3181 Horten, Norway, business enterprise no. 987 894 717 (the “Borrower”);

(2)                                           The Subsidiaries of the Borrower listed in Schedule 1 as original guarantors (the “Original Guarantors”);

(3)                                           The Banks listed in Schedule 2 as banks (the “Original Banks”);

(4)                                           DnB NOR Markets (a part of DnB NOR Bank ASA), Stranden 21, N-0021 Oslo, Norway, business enterprise no. 984 851 006 as mandated lead arranger (the “Arranger”); and

(5)                                         DnB NOR Bank ASA, Stranden 21, N-0021 Oslo, Norway, business enterprise no. 984 851 006 as facility agent and security agent for the other Finance Parties (the “Facility Agent” and “Security Agent” as the case may be).

WHEREAS:

A.                    The Borrower has applied for the following facilities:

(i)                                     USD 95,000,000 Term Loan A;

(ii)                                  EUR 30,700,000 Term Loan B;

(iii)                               EUR 13,453,000 Term Loan C;

(iv)                              USD 40,000,000 Revolving Credit Facility; and

                                                                (v)           USD 16,500,000 Subordinated Term Loan.

B.                                                           Each Bank has agreed to make available the facilities referred to in A above on the terms and conditions set out in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.             FACILITY AND PURPOSE

1.1                      This Agreement sets out the terms and conditions upon and subject to which the Banks will make available to the Borrower the Facilities in the total amount of up to USD 151,500,000 and EUR 44,153,000. Term Loan A and the Subordinated Term Loan shall be used to part finance the Acquisition and related expenses. Term Loan B shall be used to refinance the Borrower’s existing debt under the term loan, revolving credit and guarantee facility agreement between amongst others the Borrower and the Facility Agent dated 21 October 2005. Term Loan C shall be used to refinance the outstanding amount under the acquisition term loan agreement between the Borrower and the Facility Agent dated 21 October 2005. The Revolving Credit Facility shall be used to fund working capital requirements and seasonal fluctuations of the Group. Without affecting the obligations of the Obligors in any way, no Finance Party is bound to monitor or verify the use or application of amounts borrowed under this Agreement.

2.            THE FACILITIES

2.1                                Subject to the terms of this Agreement, each Bank agrees to participate in the Revolving Credit Facility and to make available funds in USD or any Currency up to an aggregate USD amount not exceeding its Revolving Credit Facility Commitment.

2.2                                Subject to the terms of this Agreement, each Bank agrees to participate in the Term Loans and to make available to the Borrower funds in USD and EUR up to an aggregate amount not exceeding its Term Loan Commitment.

2.3                                 The obligations of the Banks under this Agreement are several. Failure by a Bank to perform its obligations under this Agreement shall not relieve any other party hereto of any of its obligations under this Agreement. No Bank shall be responsible for the obligations of any other Bank hereunder.

                                                The rights of each Bank under this Agreement, subject to provisions related to the Majority Banks’ decisions as set out herein, are separate and independent rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.             DEFINITIONS

                                                In this Agreement the following terms and expressions shall have the meaning set opposite them below:

“Accession Agreement”	means a document substantially in the form of Schedule 11, under which an Additional Guarantor becomes a party to this Agreement.
“Accession Letter”	means a document substantially in the form of Schedule 14.
“Acquisition”	means the Offer and the subsequent merger of Navico and the Target as specified in the Merger Agreement.
“Additional Guarantors”	means the Target Group and present or future

Group companies’ which gross assets, turnover or EBITDA at any time equal or exceed 5% of the consolidated gross assets, turnover or EBITDA of the Group.
“Agent”	means each of the Facility Agent and Security Agent.
“Agent’s Spot Rate”

means, with respect to the Revolving Credit Facility, the Facility Agent’s spot rate of exchange for the purchase of the relevant Currency with USD in the London foreign exchange market at or about 11:00 hours London time on a particular day and with respect to the Term Loan B, the Facility Agent’s spot rate of exchange for the purchase of EUR with NOK in the Euro foreign exchange market at or about 11:00 hours Brussels time on a particular day.

“Agreement”	means this Agreement with Schedules as amended or modified from time to time.
“Applicable Margin”	means the percentage points set out in the table below:

Ratio of Net Total Debt to EBITDA (x)	Term Loans (except the Subordinated Term Loan) (% per annum)	Revolving Credit Facility (% per annum)
> 6.00	2.25	2.25
> 5.00 < 6.00	2.00	2.00
> 4.00 < 5.00	1.75	1.75
> 3.00 < 4.00	1.50	1.50
< 3.00	1.25	1.25

the ratio of Net Total Debt to EBITDA (measured on a 12 months rolling basis, except for the period ending on 30 September 2006, which shall be tested on a nine month rolling basis) shall be calculated on a consolidated basis for the Group and shall be based on Compliance Certificates to be delivered by the Borrower to the Facility Agent according to Clause 10.3 (q). Any adjustment of the Applicable Margin shall be effective as of the date the Facility Agent receives a Compliance Certificate which shows that an adjustment to the Applicable Margin is due. From the first drawdown until delivery of the first Compliance Certificate the Applicable Margin shall be 2.25%.
“Bank”

means each Original Bank and any other bank or financial institution which becomes a party hereto pursuant to a transfer in accordance with Clause 14.2 and any reference to the “Banks” shall, unless the context requires otherwise, be construed as a reference to the Original Banks and each other bank or financial institution which shall have become a party hereto.

“Bank Case”

means a case developed by the Borrower in connection with the Acquisition, consisting of i.e. a consolidated opening balance sheet, consolidated P & L forecast, balance sheet and cash flow projections and repayment schedule covering the period from when the Acquisition takes place until at least the latest Final Maturity Date.

“Banking Day”	means a day upon which banks are open for business in Oslo and/or such other places as may be deemed necessary by the Facility Agent for transactions under this Agreement.
“Board”	means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower Accession Agreement”	means a document substantially in the form of Schedule 13, under which Target may become an Additional Borrower pursuant to the terms of Clause 5.6.
“Breakage Costs”

means the amount (if any) by which:

(a)              the interest (for the avoidance of doubt including the Applicable Margin) which a Bank should have received for the period from the date of receipt of all or any part of its participation in a Loan to the last day of the current Interest Period in respect of that Loan, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Bank would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Banking Day following receipt or recovery and ending on the last day of the current Interest Period.

“Capital Expenditure”

means on a consolidated basis acquisitions and any expenditure, which shall be treated as capital expenditure in accordance with NGAAP (but excluding any expenditure, for replacement of any lost or destroyed asset up to the amount reimbursed by insurance proceeds).

“Cash Flow”	means, in respect of the Group in relation to any period, the aggregate of EBITDA:
	(a)	plus any decrease, or minus any increase, in Net Working Capital during that period;

	(b)	plus the cash effect on any extraordinary items or any non-recurring items (excluding, for the avoidance of doubt, any Transaction Costs), in each case, received or made during that period;
	(c)	minus any dividends or Group contribution;

	(d)	plus any dividends received from associated companies or other fixed assets investments during that period;
	(e)	plus any increase or minus any decrease in provisions for liabilities and charges made in respect of that period to the extent not already taken account of in EBITDA for that period;
	(f)	minus Capital Expenditure in respect of that period paid or contractually required to be paid during that period;
	(g)	minus the aggregate of all corporation or other similar Taxes paid in cash during that period;

provided that;

(i)    for the purposes of this definition “Net Working Capital” means the aggregate of Current Assets less the aggregate of Current Liabilities; “Current Assets” means, in relation to the Group, the aggregate value of its assets which are treated as current assets in accordance with the NGAAP (for the avoidance of doubt, excluding all of cash at bank and cash in hand, all assets in relation to Tax and accrued interest receivable); and “Current Liabilities” means, in relation to the Group, the aggregate value of its liabilities which are treated as current liabilities in accordance with the NGAAP (for the avoidance of doubt, excluding short term debt to financial institutions and excluding moneys due under the Financing Documents, and all liabilities in relation to Tax, extraordinary items and dividends payable); and

(ii)   no items shall be accounted for

more than once.

“Clause”	means a clause in this Agreement.
“Code”	means the Internal Revenue Code of 1986, as amended from time to time.
“Commonly Controlled Entity”

means an entity, whether or not incorporated, that is under the common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Commitment”	means a designated commitment of a Bank under the Facilities.
“Compliance Certificate”	means a written certificate from the Borrower to the Facility Agent substantially in the form set out in Schedule 3 hereto.

“Currency(ies)”	means a currency other than USD freely available and convertible into USD and which has been agreed upon by the Facility Agent.
“Depreciation”	has the meaning given to that term by the NGAAP.
“Drawdown Date”	means the Banking Day upon which (i) the Term Loans will be made available to the Borrower and/or (ii) a Drawing is advanced to the Borrower.
“Drawdown Notice”

means a written notice from the Borrower to have (i) the Term Loans disbursed in the form set out in Schedule 4A and/or (ii) a Drawing disbursed in the form set out in Schedule 4B hereto, all signed by a duly authorised officer of the Borrower.

“Drawing”	means each of the portions in which the Revolving Credit Facility is made available to the Borrower.
“EBITDA”

means, in relation to any period, on a consolidated basis for the Group, the aggregate of earnings before interest, tax, depreciation and amortisation, but excluding (if not already excluded):

(a)        any profit or loss arising on any extraordinary disposal of fixed assets;

(b)        earnings attributable to any member of the Group or to any business sold during the relevant measurement period;

(c)        Restructuring Costs;

and after adjusted for (if not already taken into account):

(d)        earnings of a member of the Group or business acquired during the measurement period for the part of that measurement period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group;

(e)        realised currency exchange gains and

losses incurred in relation to the Group’s currency hedging for the relevant period.
“Enterprise Value”	means the final consideration for the Target Shares plus net debt in the Target Group and plus transaction costs.
“Encumbrance”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar intention or effect.
“Equity”

means equity of the Borrower calculated in accordance with NGAAP and the principal amounts outstanding under the Subordinated Loans on a consolidated basis or a company basis as the case may be. The accrued interest on the Subordinated Loans shall not be accounted for as Equity.

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“EUR”

means the single currency of the member states of the European Union adopting the euro as its currency in accordance with the legislation of the European Union relating to the European Economic and Monetary Union.

“EURIBOR”	means, in relation to any amount owed by an Obligor hereunder in EUR and in respect of any Interest Period:
(i)

the rate per annum equal to the offered quotation for deposits in EUR ascertained by the Facility Agent to be the rate per annum as monitored on the applicable Reuters screen at or about 12:00 p.m. (Brussels time) on the applicable Quotation Date; or

(ii)

if no such rate is available, the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Facility Agent at its request, quoted by each

Reference Bank to leading banks in the Euro Interbank Market at or about 12:00 noon (Brussels time) on the applicable Quotation Date for the offering of deposits in EUR for a period comparable to the relevant Interest Period.

“Event of Default”	means any of the events and circumstances described in Clause 11.
“Existing Facilities”

means the term loan, revolving credit and guarantee facility agreement between amongst others the Borrower and the Facility Agent and the acquisition term loan agreement between the Borrower and the Facility Agent both dated 21 October 2005.

“Existing Subordinated Loans”

means (i) the subordinated loans provided by Kongsberg Maritime AS in the aggregate amount of NOK 74,680,000 and (ii) the subordinated loan provided by Altor 2003 GP Limited in the amount of NOK 94,680,000.

“Facility(ies)”	means (i) the Term Loans and (ii) the Revolving Credit Facility.
“Final Maturity Date(s)”

means for:

(i)            Term Loan A — 20 September 2010,

(ii)           Term Loan B — 20 September 2010,

(iii)          Term Loan C — 30 September 2009,

(iv)          Subordinated Term Loan — 20 September 2010, and

(v)           Revolving Credit Facility — 20 September 2010.

“Finance Documents”	means this Agreement, the Overdraft Facility, the Guarantee Facility, any Hedging Agreements and the Security Documents.
“Finance Lease”	means any lease or hire purchase contract which would, in accordance with NGAAP, be treated as a financial lease
“Finance Parties”	means (i) the Facility Agent, Security Agent, Arranger and the Banks and (ii) DnB NOR Bank ASA in its capacity as lender/guarantee issuer under the Overdraft Facility and the Guarantee Facility.

“Financial Covenants”	means the financial covenants in Clause 10.3 (q).
“Financial Indebtedness”	means any indebtedness for or in respect of:
	a)	moneys borrowed;
	b)	any amount raised by acceptance under any acceptance credit facility;
	c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
	d)	the amount of any liability in respect of any Financial Lease;
	e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
	f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

	h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
	i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Financial Support”

means any (whether actual or contingent) loans, credits, guarantee, indemnity or other assurance against any loss or liability, to or for the benefit of any person or any other assumption or liability (whether actual or contingent) in respect of any other person.

“Group”	means the Borrower and its present and future subsidiaries according to the Norwegian Limited Liability Companies Act, section 1-3.
“Guarantee Facility”	means the USD 5,000,000 guarantee facility provided by the Facility Agent to the Borrower.
“Guarantor”	means any member of the Group as listed in Schedule 1 which have agreed to guarantee all outstanding obligations hereunder, and any Additional Guarantors.
“Hedging Agreements”

means any agreements entered into or to be entered into between the Borrower and any of the Banks for the hedging of interest or currency rate exposure for the Group pursuant to the Hedging Strategy (as defined in Clause 10.3 (o)).

“Hedging Letter”	means a letter in agreed form from the Borrower to the Facility Agent dated at or about the date of this Agreement.
“Insolvency”	means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Payment Date”	means the last day of each Interest Period.
“Interest Period”

means a period of 1, 3 or 6 months as selected by the Borrower in a Drawdown Notice or Renewal Notice, always subject to availability of the Banks, or such other period as the Facility Agent on behalf of the Banks agree in writing. The Borrower may only nominate up to six one-month interest periods during any calendar year with respect to the Term Loans or the Revolving Credit Facility. The first Interest Period shall commence on a Drawdown Date, and each subsequent Interest Period shall commence forthwith upon the expiry of the previous Interest Period.  If an Interest Period ends on a day which is not a Banking Day, then the Interest Period shall end on the next succeeding Banking Day in the same calendar month, or if none, the preceding Banking Day. In the absence of such nomination by the Borrower, the length of such Interest Period shall be 3 months.  If an Interest Period would overrun a Final Maturity Date, the

Interest period shall end on such Final Maturity Date.
“Interest Rate”	means the Interest Rate as calculated in accordance with the provisions of Clauses 7, 16 and/or 19.
“LIBOR”

means, in relation to any amount owed by an Obligor hereunder in USD or a Currency and in respect of any Interest Period:

(i)            the rate per annum equal to the offered quotation for deposits in USD or the relevant Currency ascertained by the Facility Agent to be the rate per annum as monitored on the applicable Reuters screen at or about 12:00 p.m. (London time) on the applicable Quotation Date; or

(ii)           if no such rate is available, the rate per annum determined by the Facility Agent  to be equal to the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Facility Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market at or about 12:00 noon (London time) on the applicable Quotation Date for the offering of deposits in USD or any Currency for a period comparable to the relevant Interest Period.

“Liquidity Reserves”	means cash at hand, immediately available funds at bank or postal accounts or securities held for cash management purposes.
“Loan(s)”	means a loan made or to be made under a Term Loan or the principal amount outstanding for the time being of that loan or a Revolving Loan.
“Majority Banks”

means (i) if there is no Loans then outstanding, a Bank or Banks which Commitments aggregate at least 2/3 of the Total Commitments; or (ii) at any other time, a Bank or Banks which participation in the Loans then outstanding aggregate at least 2/3 of the Loans then outstanding.

“Mandatory Cost”	means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 5.
“Material Adverse Effect”

means a material adverse effect on:

(a)   the financial condition, assets or operations of an Obligor or the Group taken as a whole; or

(b)   the ability of an Obligor to perform and comply with its obligations under the Finance Documents and/or its obligations under Clause 10.3 (q); or

(c)   the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of the Finance Documents or the rights and remedies of any Finance Party under any of the Finance Documents.

“Merger”	means the Offer and the subsequent merger of Navico and the Target to occur no later than 90 days from signing of this Agreement.
“Merger Agreement”	means the agreement and plan of merger dated as of 29 January 2006 between the Borrower, Target and Navico.
“Multiemployer Plan”	means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Navico”	means Navico Acquistion Corp., a wholly owned subsidiary of the Borrower.
“Net Interest Bearing Debt”	means interest bearing Financial Indebtedness less the total amount of the Group’s Liquidity Reserves.
“Net Total Debt”	means Net Interest Bearing Debt excluding the Subordinated Loans.
“New Borrower”	means an Obligor which becomes a Borrower in accordance with Clause 5.7.
“NGAAP”	means Norwegian generally accepted accounting principles, including all requirements and principles established by the Norwegian Institute of Public Accountants.
“NIBOR”

means, in relation to any amount owed by an Obligor hereunder in NOK and in respect of any Interest Period:

(iii)          the rate per annum equal to the offered quotation for deposits in NOK ascertained by the Facility Agent to be the rate per annum as monitored on the applicable Reuters screen at or about 12:00 p.m. (Oslo time) on the applicable  Quotation Date; or

(iv)          if no such rate is available, the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Facility Agent at its request, quoted by each Reference Bank to leading banks in the Norwegian Interbank Market at or about 12:00 noon (Oslo time) on the applicable Quotation Date for the offering of deposits in NOK for a period comparable to the relevant Interest Period.

“NOK”	means the lawful currency of Norway.
“Obligor”	means the Borrower or a Guarantor.
“Offer”	means the offer by Navico to purchase all of the outstanding shares of the Target.
“Offered Rate”	means EURIBOR, NIBOR or LIBOR, as applicable.
“Offer to Purchase”

means the document entitled “Offer to Purchase for Cash All of the Outstanding Shares of Common Stock of Lowrance Electronics, Inc.” included as an exhibit to the Tender Offer Statement on Schedule TO of Borrower and Navico filed with the U.S. Securities and Exchange Commission (“SEC”) on 31 January 2006, setting forth the terms of the Offer, as amended or supplemented prior to the date of this Agreement, copies of which amendments or supplements have been delivered to the Facility

Agent prior to the signing of this Agreement.
“Overdraft Facility”	means the NOK 130,000,000 overdraft facility provided by the Facility Agent to the Borrower.
“Party”	means a party to this Agreement.
“PBGC”	means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Financial Indebtedness”

means debt in the amount of approximately EUR 700,000 related to properties owned in Germany by Simrad GmbH, deferred payment payable by Brookes & Gatehouse Ltd. in the maximum amount of £ 380,000, the Guarantee Facility and the Overdraft Facility.

“Plan”

means at a particular time, any employee benefit plan within the meaning of Section 3(3) of ERISA sponsored or maintained by or contributed to by the Borrower or a Commonly Controlled Entity for the benefit of the employees of the Borrower or a Commonly Controlled Enitity.

“Quotation Date”

means in relation to any period for which an interest rate is to be determined (i) if the currency is EUR, two TARGET Days prior to the commencement of that Interest Period, or (ii) for any other currency, two Banking Days prior to the commencement of that Interest Period.

“Reference Banks”	means the Facility Agent and/or such other Bank(s) as may be appointed by the Facility Agent in consultation with the Borrower.
“Renewal Notice”	means a request made by the Borrower for the selection of a new Interest Period substantially in the form set out in Schedule 6 hereto signed by a duly authorised officer of the Borrower.
“Reorganization”	means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”	means any of the events set forth in Section 4043 (c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations thereof.
“Restructuring Costs”

means costs for extraordinary items, including inter alia (i) fees, costs and expenses in relation to the implementation of the Acquisition and post-completion integration (including the 100-day programme); and (ii) non-recurring and exceptional corporate restructuring costs as agreed with the Borrower’s auditor. Such costs to be confirmed by the Borrower’s auditor if requested by the Majority Banks, provided however that the aggregate of (i) and (ii) does not exceed USD 23 million for the period from 1 January 2006 up to 20 September 2010.

“Revolving Credit Facility”	means the USD 40,000,000 multicurrency revolving credit facility provided by this Agreement.
“Revolving Credit Facility Commitment”

means in relation to an Original Bank, the amount in USD set opposite its name in Schedule 2 and in relation to a Bank which becomes a lender after the date of this Agreement the amount of Revolving Credit Facility Commitment acquired by it pursuant to Clause 14.2, to the extent not transferred, cancelled or reduced under this Agreement.

“Revolving Loans”	means loans made available under the Revolving Credit Facility.
“Security”	means the security listed in Clause 6.1 and Schedule 7 or subsequently issued pursuant to Clause 6.3.
“Security Documents”

means all or any documents having the effect of conferring security, granted or entered into by an Obligor in favour of the Security Agent for and on behalf of the Banks as security for the obligations of the respective Obligor under the Finance Documents.

“Shares”

means all of the Borrower’s present and future shares in Navico, Simrad Ltd. (UK), Brookes & Gatehouse Ltd. (UK), Simrad Støvring A/S (DK), Simrad A/S (DK), Simrad Egersund AS, Simrad Marine AS, Simrad AS and Simrad, Inc., all of Navico’s present or future shares in Target or shares subsequently pledged pursuant to

Clause 6.2 or 6.3.
“Share Pledge”	means 1st priority pledges over the Shares.
“Share Purchase Agreement”

means the share purchase agreement dated 24 September 2005 entered into by and between Kongsberg Maritime AS as seller and the Borrower as purchaser of the shares and assets set out in the share purchase agreement.

“Shareholder Loan”

means the subordinated loan to be provided prior to the first Drawdown Date hereunder by Altor 2003 GP Limited to the Borrower in the amount equal to the NOK equivalent of EUR 52,004,400, such loan to be subordinated to the Facilities, Hedging Agreements, Guarantee Facility and the Overdraft Facility in all respects.

“Single Employer Plan”	means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“Solvent”

when used with respect to any party, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such party will, as of such date, exceed the amount of all “liabilities of such party, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such party will, as of such date, be greater than the amount that will be required to pay the liability of such party on its debts as such debts become absolute and matured, (c) such party will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such party will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Subordinated Loans”

means the Existing Subordinated Loans and the Shareholder Loan, which are fully subordinated and by the terms of the said agreements and the Subordination Statements the lenders have no rights of acceleration or claims for interest payment or any other payment until the Facilities are fully repaid and cancelled.

“Subordination Statements”	means all the subordination statements attached hereto and marked Schedule 8A and 8B, duly signed by the lender(s) under the relevant Subordinated Loans.
“Subordinated Term Loan”	means the USD 16,500,000 subordinated term loan provided by the Banks hereunder.
“Target”	means Lowrance Electronics Inc.
“Target Group”	means Target, LEI Extras, Inc., Lowrance Contracts, Inc. and Sea Electronics, Inc.
“Target Shares”

means the shares of common stock, par value USD 0.10 per share, of the Target; provided that from and after the Effective Time (as defined in the Merger Agreement) and as contemplated by Section 4.1(c) of the Merger Agreement such term shall mean the shares of common stock of Navico owned by Borrower that are automatically converted into shares of common stock, par value USD 0.01 per share, of the Target.

“TARGET”	means the trans-European automated real-time gross settlement express transfer payment system.
“TARGET Day”	means any day on which TARGET is open for the settlement of payments in EUR.
“Tax”	means all or any levies, imposts, duties, charges, fees, deductions and withholdings levied or imposed by any national or local governmental or public body or authority.
“Term Date”	means the date falling 30 days prior to the Final Maturity Date of the Revolving Credit Facility.

“Term Loan A”	means the USD 95,000,000 acquisition term loan provided by the Banks hereunder.
“Term Loan B”	means the EUR 30,700,000 dual currency term loan provided by the Banks hereunder.
“Term Loan C”	means the EUR 13,453,000 term loan provided by the Banks hereunder.
“Term Loan Commitment”

means in relation to an Original Bank, the amount in the respective currency set opposite its name in Schedule 2 and in relation to a Bank which becomes a lender after the date of this Agreement the amount of Term Loan Commitment acquired by it pursuant to Clause
14, to the extent not transferred, cancelled or reduced under this Agreement.

“Term Loans”	means the Term Loan A, Term Loan B, Term Loan C and the Subordinated Term Loan.
“Total Commitments”	means the aggregate of all the Term Loan Commitments and the Revolving Credit Facility Commitments.
“Total Debt Costs”

means, in relation to any period, all interest, commissions, periodic fees and other financing charges payable by the Group during that period (including the interest element payable under any Finance Lease), less any interest receivable in respect of cash balances, less any sums receivable or plus any sums payable by the Group under any interest rate protection agreement of whatever description during that period.

“Total Debt Service”	means, in relation to any period, the aggregate of:
(a) Total Debt Costs for that period;
(b) all scheduled repayments falling due during that period under the Financing Documents;
(c) Any dividends declares payable by the Borrower in respect of at period, and

(d) the capital element of all rentals or, as the case may be, other payments payable in that period under any Finance Lease entered into by any Group company.
“Transfer Certificate”	means a certificate substantially in the form set out in Schedule 12 or any other form approved by the Facility Agent.
“Vendor Loan”	means the subordinated loan in the amount of NOK 64,160,000 provided by Kongsberg Maritime AS to the Borrower.

Where the context of this Agreement so allows, words importing the singular include the plural and vice versa.

4.                                      CONDITIONS PRECEDENT

4.1                                 Each of the Term Loan A and the Subordinated Term Loan may be drawn in multiple drawings in minimum amounts of USD 500,000 until the earlier of (i) ninety days from the date of this Agreement and (ii) completion of the Merger, provided that the Term Loan A shall be completely drawn before the Subordinated Term Loan may be drawn. Term Loan C shall be drawn in one amount simultaneously with the initial drawing under the Term Loan A, Term Loan B may be drawn in two drawings in EUR or NOK simultaneously with the initial drawing under the Term Loan A (the aggregate drawings of Term Loan B shall not exceed the aggregate of EUR 22,434,337 and the EUR equivalent of NOK 65,100,000 when applying the Agent’s Spot Rate at the time of the Drawdown Notice (together the “Term Loan B EUR Amount”), and a Drawing under the Revolving Credit Facility, may be made on any Banking Day on which Term Loan B and Term Loan C have been fully drawn, up to and including the Term Date, provided that:

                                                the Facility Agent has received, not later than three Banking Days prior to the first proposed Drawdown Date, originals or certified copies of the following documents, in form and substance satisfactory to the Facility Agent and its legal advisers:

4.1.1                      In respect of the Borrower:

(a)                                  its articles of association;

(b)                                 updated certificate of registration;

(c)                                 a resolution of the board of directors’ meeting, authorising the borrowing hereunder, the providing of security and the execution of any Finance Document; and

(d)                                a power of attorney to its representatives for the execution of the Finance Documents and any other ancillary documents (unless granted directly by the board resolutions referred to in item (c) above).

4.1.2                        In respect of each Guarantor:

(a)                                  its constitutional documents (including the articles of association and certificate of registration);

(b)                                a resolution of the Board of Directors’ meeting, authorising the issuance and execution of the Guarantee, providing of security and all other transactions contemplated by the Finance Documents, and

(c)                                 a power of attorney to its representatives for the execution of the Finance Documents and any other ancillary documents (unless granted directly by the board resolutions referred to in item (b) above).

4.1.3        In respect of the Acquisition:

(a)                                all relevant documentation such as the Merger Agreement, the terms and conditions of such documentation to be satisfactory to the Facility Agent, including the Facility Agent’s satisfaction with the corporate, legal, tax and financing structure for the Acquisition, including without limitation that the structure of the financing complies with applicable law including financial assistance rules;

(b)                               legal opinion from the law firm Sullivan & Cromwell LLP confirming that the Merger Agreement is legally valid, binding and enforceable;

(c)                                legal, financial and commercial due diligence reports;

(d)                               evidence satisfactory to the Facility Agent that (i) the Merger Agreement is in full force and effect and has not been amended or otherwise modified (other than as shall have been consented to by the Facility Agent, (ii) the parties to the Merger Agreement are in compliance, in all material respects, with their respective obligations under the Merger Agreement and (iii) the conditions set forth in Section 15 of the Offer to Purchase have been satisfied without any waiver or other modification thereof (other than as shall have been consented to by the Facility Agent);

(e)                                evidence satisfactory to the Facility Agent that, after giving effect to the making of the Term Loans requested to be made on the first Drawdown Date and to the application of the proceeds thereof, (i) Navico shall have accepted for payment, in the manner provided in the Offer to Purchase, and shall own, of record and beneficially, Target Shares that, together with all Target Shares owned by the Borrower and Navico, represent at least a majority in number and voting power of the total outstanding voting shares of the Target on a fully diluted basis (provided, solely for purposes of this sub-section (i), up to 75 per cent of the Target Shares accepted by Navico pursuant to the Offer that have been tendered by means of a notice of guaranteed delivery shall be deemed to be owned, of record and beneficially, as of the date Navico accepted such Target Shares) and (ii) the Security Agent shall have security interest in all Target Shares then owned and tendered in “good order”, pursuant to the Offer, by the Borrower and Navico and that such security interest is duly perfected by the Security Agent’s “control” (within the meaning of Section 8-106 of the Uniform Commercial Code in effect in the State of New York) of such Target Shares; and

(f)                                  all relevant regulatory and governmental consents required in respect of the Acquisition including competition clearance by United States, German and Norwegian authorities.

4.1.4                        Other conditions precedents:

(a)                                 The Security Documents duly executed, recorded with the relevant registries and any other requirement for the due execution and perfection of the security interest, except that Security Documents to be provided by the Target Group shall not be executed until Target is 100% owned by Navico.

(b)                                All approvals, authorisations and consents (if any) required by any government or other authorities in order for the Obligor’s to enter into and perform their obligations under the Finance Documents.

(c)                                 Executed Subordination Statements reflecting that the Equity and the Subordinated Loans are fully subordinated to the rights of the Banks under the Agreement and that the holders of Equity and lenders of the Subordinated Loans have no rights of acceleration or redemption.

(d)                                 Documentation in respect of the Subordinated Loans and the Subordination Statements to be satisfactory to the Facility Agent, including the legal opinion from the law firms Wiersholm, Mellbye & Bech and Bailhache Labesse and/or other legal advisors of the Borrower and the subordinated lenders) confirming the legality and validity of the Subordinated Loans and the Subordination Statements. The aggregate of the Shareholder Loan and the share capital increase referred to in (e) immediately below shall represent no less than 40% of the Enterprise Value.

                                                (e)           The Borrower’s Equity shall by way of a share capital increase be increased with the NOK equivalent of EUR 23,495,600 no later than 1 March 2006, the documentation in respect of this share capital increase shall be in satisfactory form to the Facility Agent, and shall be registered in the Norwegian Registry of Business Enterprises no later than 2 March 2006.

(f)                                     Hedging Letter approved by the Facility Agent.

(g)                                  Bank Case approved by the Facility Agent.

(h)                                  Funds flow memo approved by the Facility Agent.

(i)                                  The Borrower’s acceptance of the fee letter and evidence that the fees to the Arranger and the Facility Agent that are due on the relevant date have been paid.

(j)                                    Evidence of discharge of all existing security provided by the Borrower and members of the Group.

(k)                                 Evidence that all Existing Facilities will be fully repaid on the first drawdown hereunder.

(l)                                    Legal opinion from Steenstrup Stordrange DA and such other legal opinions from foreign legal advisers as the Facility Agent in its sole discretion determines regarding this Agreement and the Security Documents.

4.2                                 The representations and warranties in Clause 10.1 and 10.2 being true and correct on the date of the giving of a Drawdown Notice and on the Drawdown Date. Each representation and warranty deemed to be made after the date of this Agreement shall be deemed made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

4.3                                 The Borrower shall be obligated to draw down Term Loan B and Term Loan C simultaneously with the first drawdown under the Term Loan A.

4.4                                 The obligations of the Finance Parties under this Agreement are also conditional upon the circumstance that no Event of Default, and no condition, act or event which with the giving of notice and/or lapse of time would become an Event of Default, having occurred and continuing on and as of the Drawdown Date or being reasonably expected to occur as a result of making disbursement.

4.5                                 The Facility Agent may extend the period for delivery of any of the documents referred to above.

5.             AVAILABILITY

5.1                               Subject to the Facility Agent’s prior satisfaction that the conditions set out in Clauses 4 and 5.2-5.4 have been fulfilled the Facilities are available to be drawn by the Borrower.

5.2           Each Term Loan is available to be drawn provided the following conditions are met:

(a)                                not later than 10:00 a.m. three Banking Days prior to the requested Drawdown Date the Facility Agent shall have received a duly executed Drawdown Notice;

(b)                               the requested Drawdown Date is a Banking Day;

(c)                                evidence satisfactory to the Facility Agent that, after giving effect to the making of the Term Loans requested to be made on the first Drawdown Date and to the application of the proceeds thereof, (i) Navico shall have accepted for payment, in the manner provided in the Offer to Purchase, and shall own, of record and beneficially, all Target Shares being acquired with the proceeds of such Term Loan(s) (provided, solely for purposes of this sub-section (i), up to 75 per cent of the Target Shares accepted by Navico pursuant to the Offer that have been tendered by means of a notice of guaranteed delivery shall be deemed to be owned, of record and beneficially, as of the date Navico accepted such Target Shares) and (ii) the Security Agent shall have a security interest in such Target Shares tendered in “good order” and owned by Navico with such proceeds, and that such security interest is duly perfected by the Security Agent’s “control” (within the meaning of Section 8-106 of the Uniform Commercial Code in effect in the State of New York) of such Target Shares; and

                                                (d)           Term Loan A and/or the Subordinated Term Loan may not be drawn to the extent that this would mean that the aggregate borrowing under the Subordinated Term Loan and the Term Loan A would at any time exceed 60% of the Enterprise Value.

                                                (e)           Upon drawdown of Term Loan B the applicable Term Loan Commitment shall be adjusted to equal the Term Loan B EUR Amount as set out in Clause 4.1.

In the period until the earlier of (i) ninety days from the date of this Agreement and (ii) completion of the Merger, borrowings under Term Loan A and the Subordinated Term Loan shall be consolidated at the end of each interest period as set out in Clause 7.2 second sub-section.

5.3           The Borrower may utilize the Revolving Credit Facility on a revolving basis so that any amounts repaid prior to the Term Date may be redrawn by the Borrower subject to the conditions of this Agreement.

                                                A Drawing will be made available to the Borrower, if:

                        (a)           not later than 10:00 a.m. three Banking Days prior to the requested Drawdown Date of such Drawing the Facility Agent shall have received a duly completed Drawdown Notice;

(b)                                the requested Drawdown Date is a Banking Day prior to the Term Date;

(c)                                 the requested amount and Currency of any Drawing is available to the Banks in the Norwegian interbank market, the Euro interbank market and/or the London interbank market;

(d)                                the amount of such Drawing shall be a minimum of USD 2,500,000 and integral multiples of USD 500,000 or the equivalent thereof in any Currency, in such case equal to the minimum of the equivalent of USD 2,500,000 when applying the Agent’s Spot Rate or the balance of the Revolving Credit Facility undrawn on the requested Drawdown Date;

(e)                                 the Drawdown Notice shall be irrevocable and the Borrower shall be bound to accept the Drawing in accordance with the Drawdown Notice;

(f)                                   the Borrower shall from 1 January 2008 and thereafter ensure that the aggregate Drawings under the Revolving Credit Facility (as confirmed in a certificate signed by two authorised signatories of the Borrower provided to the Facility Agent within five Banking Days after the end of each calendar year) shall not for a period of at least five successive Banking Days exceed USD 1,000,000 (“Clean Down Period”) or the equivalent in any Currency in each calendar year. There must be at least three months between each Clean Down Period; and

(g)                                the aggregate number of Drawings shall not exceed ten at any time.

5.4                                 The aggregate principal amount of all Revolving Loans outstanding hereunder, including any requested Revolving Loan, may not on any requested Drawdown Date and/or on the first day of an Interest Period, when applying the Agent’s Spot Rate, exceed the aggregate Revolving Credit Facility Commitments.

                                                If on a requested Drawdown Date, the aggregate amount outstanding under the Revolving Credit Facility (including any requested Drawing), when applying the Agent’s Spot Rate, exceeds the aggregate Revolving Credit Facility Commitments (the “Excess Amount”):

(a)                                 the amount requested to be drawn under the Revolving Credit Facility shall be reduced by an amount equal to the Excess Amount; and

(b)                                 if the amount requested to be drawn under the Revolving Credit Facility is insufficient to cover the Excess Amount, the Borrower shall prepay an amount sufficient to ensure that, as at the requested Drawdown Date, the aggregate amount outstanding under the Revolving Credit Facility does not exceed the aggregate Revolving Credit Facility Commitments.

For the purpose of this Clause 5.4, a determination by the Facility Agent of a rate or amount under any agreement referred to will, in the absence of manifest error, be conclusive evidence of the matters to which they relate.

5.5                                 If on any Interest Payment Date, the aggregate amount outstanding under the Term Loan B, when applying the Agent’s Spot Rate, exceeds the aggregate applicable Term Loan Commitment (the “Excess Amount”); then the Borrower shall prepay an amount sufficient to ensure that, as of the relevant Interest Payment Date, the aggregate amount outstanding under the Term Loan B does not exceed the aggregate applicable Term Loan Commitment.

For the purpose of this Clause 5.5, a determination by the Facility Agent of a rate or amount under any agreement referred to will, in the absence of manifest error, be conclusive evidence of the matters to which they relate.

5.6                                The Borrower may in the period up to 30 June 2006 nominate the Target as additional “Borrower” of Revolving Loans under the Revolving Credit Facility (the “Additional Borrower”). When such Additional Borrower is approved by the Facility Agent acting on the instructions of the Banks, then the Borrower shall automatically become a Guarantor for the Revolving Loans drawn by the Additional Borrower under the Revolving Credit Facility. The Borrower and the Additional Borrower shall execute a Borrower Accession Agreement substantially in the form of Schedule 13 confirming the nomination of Target as Additional Borrower. The nomination of Target as Additional Borrower shall become effective (the “Effective Date”) when the Facility Agent has countersigned the Borrower Accession Agreement. The Obligors irrevocably consent to the nomination of Target as Additional Borrower of Revolving Loans and agree that the addition of Target as borrower will not in any way affect, reduce or limit their liability as set out in the Finance Documents.

The nomination of Target as Additional Borrower shall be subject to the delivery of the following documents in form and substance satisfactory to the Facility Agent:

(a)                                 in respect of the Additional Borrower, the documents referred to in Clause 4.1.1;

(b)           in respect of the Borrower, the documents referred to in Clause 4.1.2;

(c)                                 to the extent requested by the Facility Agent, any amendment to the Finance Documents duly signed by all parties thereto;

(d)           such legal opinions as the Facility Agent requests;

(e)            any other conditions precedents deemed necessary by the Facility Agent.

From the Effective Date the Borrower shall become a Guarantor of Revolving Loans drawn by the Additional Borrower. Wherever this Agreement refers to the “Borrower” it shall be deemed also to refer to the Additional Borrower where applicable mutatis mutandis. Delivery of a Borrower Accession Agreement to the Facility Agent, executed by the Borrower and the Additional Borrower, constitutes confirmation by the Additional Borrower and the Borrower that the representations and warranties set out in Clause 10.1 are then correct.

5.7                                The Borrower may request that any of the Obligors becomes a Borrower of existing Loans. That Obligor shall become a Borrower if:

                                               (a)            all the Banks approve that Obligor as Borrower;

                                                (b)          the Borrower and that Obligor deliver to the Facility Agent a duly completed and executed Accession Letter;

                                                (c)           the Borrower confirms that no Event of Default is continuing or would occur as a result of that Obligor becoming a New Borrower;

                                               (d)           in respect of the New Borrower; the documents referred to in Clause 4.1.1;

(e)            in respect of the Borrower, the documents referred to in Clause 4.1.2;

(f)                                   to the extent requested by the Facility Agent, any amendment to the Finance Documents duly signed by all parties thereto;

(g)           such legal opinions as the Facility Agent requests; and

(h)           any other conditions precedents deemed necessary by the Facility Agent.

When such New Borrower is approved by the Facility Agent acting on the instructions of the Banks, then the Borrower shall automatically become a Guarantor for any Loans assumed by the New Borrower. The Borrower and the New Borrower shall execute an Accession Letter substantially in the form of Schedule 14 confirming the New Borrower as borrower. The nomination of New Borrower as borrower shall become effective when the Facility Agent has countersigned the Accession Letter. The Obligors irrevocably consent to any change of borrower approved by the Banks and agree that the change of borrower will not in any way affect, reduce or limit their liability as set out in the Finance Documents. Delivery of an Accession Letter to the Facility Agent, executed by the Borrower and the New Borrower, constitutes confirmation by the New Borrower and the Borrower that the representations and warranties set out in Clause 10.1 are then correct.

5.8                                The Borrower hereby undertakes that the Facilities shall be applied in accordance with the purpose set out in Clause 1.

5.9                                 The Borrower shall indemnify each Bank against any loss or expense which the Banks may sustain or incur for whatsoever reason as a consequence of a Drawing or the Term Loans not being drawn after a Drawdown Notice has been served by the Borrower, including but not limited to any loss or expenses incurred to fund the Drawing or the Term Loans.

6.             SECURITY

6.1                                Any amount outstanding under the Finance Documents, together with all unpaid interest, fees, default interest, charges, expenses and any other derived liability whatsoever in connection therewith, shall be secured as set out in the Security Documents and in Schedule 7.

6.2                                The members of the Target Group shall within ten Banking Days of completion of the Merger accede to this Agreement as Guarantors and provide the security referred to in Schedule 7.

6.3                                Provided that the value of the security granted pursuant to the Security Documents, in the opinion of the Security Agent, at any time does not cover the outstanding amounts under the Finance Documents, the Majority Banks may as long as any amount is owing actually or contingently by the Borrower under the Finance Documents require, to the extent permitted by applicable law, additional security from any member of the

                                               Group granted in favour of the Security Agent for and on behalf of the Finance Parties. Such additional security shall only be required if the relevant assets required to be subject to such security, in the sole opinion of the Majority Banks, are of material value and such security may be legally perfected at a reasonable cost.

6.4                                If an Event of Default is continuing, each Finance Party may set off any obligation payable from an Obligor under the Finance Documents against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch, maturity date or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

6.5                                The respective Facilities, the Hedging Agreements, the Guarantee Facility and the Overdraft Facility will be secured as set out in Schedule 7 and the Security Documents.

7.             INTEREST/INTEREST PERIODS

7.1                                 Subject to Clause 7.2, the Borrower shall pay interest on the Term Loans (excluding the Subordinated Term Loan) and on any Drawing on each Interest Payment Date calculated in arrears, at a rate determined by the Facility Agent to be the aggregate of EURIBOR/NIBOR/LIBOR (as applicable), the Applicable Margin and Mandatory Cost, if any. If the Interest Period is longer than 6 months, accrued interest shall be paid every six months during that Interest Period and on the last day of that Interest Period.

                                                The Borrower shall pay a fixed rate of interest equal to 8.00% per annum on the Subordinated Term Loan, 50% of the accrued interest is payable quarterly on each 30 March, 30 June, 30 September and 30 December and the remaining 50% shall accumulate annually and be payable on its Final Maturity Date.

7.2                                 The Borrower may select an Interest Period for a Term Loan (except the Subordinated Term Loan) in the Drawdown Notice for that Loan or, if the relevant Loan has already been borrowed, in a Renewal Notice. A Renewal Notice substantially in the form of Schedule 6 may be delivered to the Facility Agent at the latest 10:00 a.m. three Banking Days before the expiry of the current Interest Period.

In the period until the earlier of (i) ninety days from the date of this Agreement and (ii) completion of the Merger (“Trigger Date”), borrowings under Term Loan A and the Subordinated Term Loan shall have interest periods of one month or less. The initial borrowings made under the respective mentioned facilities shall have an interest period of one month. The interest period for subsequent borrowings within the initial interest period made under Term Loan A and the Subordinated Term Loan shall be selected to ensure that the interest periods for all outstanding borrowings under the respective facility shall end on the same date. The same mechanism shall apply for any subsequent interest period prior to the Trigger Date.

7.3                                 In the event that an Obligor fails to pay any amount payable by it under a Finance Document on its due date, default interest shall accrue and be payable according to the provisions of Clause 19.5.

7.4                                 If an installment will fall due during the Interest Period to be nominated, a separate Interest Period ending on such installment date, cf. Clause 8.1, shall be nominated for an amount equal to the installment due.

7.6                                 Interest shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360 day year, unless the applicable market practice dictates otherwise for the relevant Currency.

7.7                                 It is not possible to calculate the effective interest rate on the Revolving Credit Facility or the Term Loans in advance. The Facility Agent is nevertheless, according to the Finance Contracts Act (Finansavtaleloven) obliged to give a representative example based on utilization of 20%, 50% and 100% of the Revolving Credit Facility. LIBOR 3 months for USD was at 27 February 2006 4.82% per annum. Assuming that the Term Loans are fully drawn, unaltered LIBOR and a margin of 2.25% per annum for the duration of the Revolving Credit Facility, the effective interest rate would be 8.14% by 20%, 7.99% by 50% and 7.79% by 100% utilization.

8.                                    REPAYMENT/CANCELLATION

8.1                                 Repayment — Term Loans

8.1.1                       The Term Loan A shall be repaid by the Borrower according to the following amortisation schedule (amounts to be repaid in percent of the principal amount outstanding under Term Loan A at the expiry of the availability period set out in Clause 4.1):

30.06.2007	3%
31.12.2007	7%
30.06.2008	8%
31.12.2008	10%
30.06.2009	13%
31.12.2009	10%
30.06.2010	13%
20.09.2010	Residual amount outstanding

8.1.2                       The Term Loan B shall be repaid by the Borrower according to the following amortisation schedule (all amounts to be repaid in EUR, in percent of the Term Loan B EUR Amount as defined in Clause 4.1):

30.06.2007	-
31.12.2007	-
30.06.2008	-
31.12.2008	-
30.06.2009	10%
31.12.2009	13%
30.06.2010	20%
20.09.2010	Residual amount outstanding

8.1.3                       The Term Loan C shall be repaid by the Borrower according to the following amortisation schedule (amounts to be repaid in percent of the principal amount outstanding under Term Loan C at the expiry of the availability period set out in Clause 4.1):

31.12.2006	-
31.03.2007	-
30.09.2007	10%
31.03.2008	20%
30.09.2008	25%
31.03.2009	20%
30.09.2009	Residual amount outstanding

8.1.4        The Subordinated Term Loan shall be repaid in its entirety on its Final Maturity Date.

Any portion of the Term Loans repaid shall not be available for re-borrowing.

8.1.5                       On the relevant Final Maturity Date all outstanding amounts under the Term Loans including interest and all incurred costs and expenses shall be repaid to the Facility Agent.

8.1.6    If the date of payment according to Clause 8.1, or the Final Maturity Date as the case may be, is not a Banking Day, then the date of payment shall be the next succeeding Banking Day in the same calendar month or, if none, the preceding Banking Day.

8.2           Repayment — Revolving Credit Facility

                Each Drawing shall be repaid on the Interest Payment Date relative thereto but so that where a Drawing (the “New Drawing”) is, subject to and in accordance with this Agreement, to be made on a day on which another Drawing (the “Maturing Drawing”) is due to be paid, then the Maturing Drawing shall be deemed to be repaid on its repayment date to the extent that the amount of the New Drawing is equal to or greater than the amount of the Maturing Drawing. On the relevant Final Maturity Date all Drawings and other outstanding amounts under the Revolving Credit Facility shall be repaid to the Facility Agent.

8.3           Voluntary cancellation/prepayment

8.3.1                       The Borrower may cancel any undrawn part of the Revolving Credit Facility Commitment in minimum amounts of USD 1,000,000, or any multiples of USD 250,000 without premium or penalty, subject to ten Banking Days prior irrevocable written notice to the Facility Agent.

8.3.2                       The Borrower shall be entitled to prepay the Term Loans (except the Subordinated Term Loan) or any part thereof, if in part, by a minimum of USD 2,500,000 plus any multiple of USD 500,000, or the equivalent thereof in any applicable currency, on any Interest Payment Date without premium or penalty, subject to ten Banking Days prior irrevocable written notice to the Facility Agent. Prepayment on a date that is not an Interest Payment Date is permitted provided the Banks are reimbursed for Breakage Costs incurred following such prepayment. The Borrower may not prepay Term Loan A or Term Loan B, or parts thereof, until Term Loan C has been fully repaid.

8.4                                Mandatory cancellation/prepayment

(a)                                  If the Borrower at any time ceases to be owned (directly or indirectly) by Altor 2003 Fund with at least 51%, and managed by Altor 2003 GP Limited (“Change of Control”) and unless the Majority Banks in their sole discretion have approved the new shareholder(s):

(i)                                     the Borrower shall promptly notify the Facility Agent upon becoming aware of the Change of Control,

(ii)                                  the Borrower shall prepay all outstanding amounts under the Facilities within thirty days of the occurrence of the Change of Control whereupon the Facilities will be cancelled,

(iii)                               for the purpose of this subsection a Change of Control shall also be deemed to have occurred if another shareholder, or shareholders, other than the Altor 2003 GP Fund, has through any means gained the power to appoint or remove the majority of the members of the board of directors or other governing body of the Borrower or otherwise controls or has the power to control the affairs and policies of the Borrower, and

(iv)                              no waiver fee shall be payable by the Borrower in the event a waiver is granted to let Altor 2003 GP Fund own less than 51% of the shares in the Borrower, a condition for such a waiver will i.a. be that the Borrower provides satisfactory documentation (this may include legal opinion to be issued by the Borrower’s legal advisor at the Borrower’s cost) which in the opinion of the Majority Banks substantiates that Altor 2003 GP Fund by other means effectively controls the Borrower.

(b)                                 The Borrower shall procure, to the extent permitted by applicable law, that the Net Proceeds (as defined below) of (i) any disposal of any asset by a member of the Group or (ii) warranty or insurance claims in respect of such assets, exceeding in aggregate USD 1,000,000, or the equivalent thereof in any currency, during the course of any calendar year (with the exception of fixed assets which are reinvested in similar fixed assets within the same calendar year) shall be used to prepay in the mentioned order (i) the Term Loan C, (ii) Term Loan A, (iii) Term Loan B, (iv) the Revolving Credit Facility and (v) thereafter the Subordinated Term Loan all in inverse order of maturity.

For the purpose of this Clause 8.4 (b) “Net Proceeds” means the aggregate consideration received by the Group in relation to (i) disposals (including the amount of any inter-company debt of any member of the Group disposed of which is repaid in connection with that disposal), less costs occurred in relation to such disposals and (ii) warranty or insurance claims after deducting incurred Taxes and reasonable transaction costs.

Prepayment pursuant to this subsection shall be made at the latest five Banking Days after the relevant member of the Group receives such Net Proceeds. In the event that the relevant Net Proceeds are not available for prepayment due to legal limitations, the relevant Net Proceeds shall be applied for prepayment when the legal limitations cease to prevent such prepayment, and the Borrower shall use its best endeavours to seek to make such prepayment possible. The Majority Banks may request that any of the other Facilities are prepaid, alternatively that the relevant amount shall be deposited within five Banking Days to a blocked and pledged account opened with the Facility Agent.

(c)                                  70 % of any indemnification proceeds the Borrower may obtain under the Share Purchase Agreement which is based on a possible breach of clause 5.4 (Financial Statements) of the Share Purchase Agreement shall be used to prepay in the mentioned order (i) Term Loan C, (ii) Term Loan A, (iii) Term Loan B, (iv) the Revolving Credit Facility and (v) thereafter the Subordinated Term Loan all in inverse order of maturity.

8.5                                 Any amounts prepaid under the Term Loans may not be re-borrowed. Any amounts cancelled may not subsequently be drawn. Prepayments made under Clause 8.3 shall be applied to reduce instalments due in order of maturity. The Bank’s calculation of Breakage Costs shall be binding on the Borrower absent manifest error.

8.6                                The Borrower shall prior to 1 September 2010 have the right to request that the final maturity date of the Facilities, except Term Loan C, is extended to 31 December 2011 provided the following conditions are fulfilled to the Facility Agents satisfaction:

                                                (a)           the Banks in their sole discretion approve such extended maturity and the terms applicable thereto;

                                                (b)          Kongsberg Maritime AS shall consent in writing to any such extended maturity, provided that the Vendor Loan is outstanding; and

                                                (c)           the Facility Agent, acting on the instructions of the Banks, shall in consultation with the Borrower determine the necessary changes to the repayment schedule, the financial covenants and any other provisions of the Finance Documents deemed necessary by the Banks.

9.             GUARANTEE AND INDEMNITY

9.1           Guarantee obligations

Each Guarantor irrevocably and unconditionally, jointly and severally:

(a)           guarantees to the Finance Parties as and for its own debt and not merely as surety the punctual performance by the Obligors of all of the Obligors’ obligations under the Finance Documents;

(b)           undertakes with the Finance Parties that whenever any Obligor does not pay any amount when due under or in connection with the Finance Documents, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)           agrees to indemnify the Finance Parties immediately on demand against any cost, loss or liability suffered by the Finance Parties if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Finance Parties would otherwise have been entitled to recover.

9.2           Demands

Each Guarantor unconditionally and irrevocably undertakes immediately on written demand by the Security Agent from time to time to make payment in accordance with its guarantee obligations (the “Guarantee Obligations”) under Clause 9.1 where such demand is accompanied by a statement of the Security Agent that a payment has fallen due under the Agreement, that an Obligor has failed to make such payment when due and that notice of such non-payment has been issued. Each of such payments so demanded shall be made by the Guarantors to such account as the Security Agent may from time to time notify in writing.

9.3           Scope of liability

The liability of each Guarantor shall be limited to USD 300,000,000 or the equivalent in any other currencies plus any unpaid amount of interest, fees, liability and expenses under the Finance Documents.

9.4           Number of claims

There is no limit on the number of claims that may be made by the Security Agent under this guarantee.

9.5           Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

9.6           Survival of the Guarantors’ liability

(a)           The Guarantors’ liability to the Finance Parties under this guarantee shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantors’ knowledge or consent):

(i)            any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor or any third party in respect of any of its obligations under the Finance Documents, including, but not limited to, any postponement of repayments or the Final Maturity Date, any increase of any commitment, prepayments in an other manner than scheduled in this Agreement, and any other issues;

(ii)           any legal limitation, disability or incapacity of any Obligor or any third party related to the Finance Documents;

(iii)          any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any party to the Finance Documents, or any amendment to or variation thereof, or of any other document or security comprised therein;

(iv)          the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) or the appointment of a receiver for an Obligor or any third party, or the occurrence of any circumstances whatsoever affecting the liability of any party to discharge its obligations under the Finance Documents;

(v)           any challenge, dispute or avoidance by any liquidator of an Obligor or any third party in respect of any claim by an Obligor or any third party by right of subrogation in any such liquidation;

(vi)          any release, discharge, renewal, amendment, extension, compromise, exchange or realisation of any security, obligation or term of the Finance Documents, or any further security for the obligations of the Obligors under the Finance Documents;

(vii)         any failure on the part of the Finance Parties (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to the Finance Documents; or

(viii)        any other act, matter or thing (save for discharge in full of all of the Obligors’ obligations under the Finance Documents) which might otherwise constitute a legal discharge of the obligations of the Obligors under the Finance Documents.

(b)           Each Guarantor acknowledges that § 62 to and including § 74 of the Norwegian Financial Agreements Act of 25 June 1999 No. 46 shall not apply to this guarantee.

9.7           Deferral of Guarantors’ rights

Each Guarantor does further undertake to the Finance Parties that as long as this guarantee is effective;

(i)            following receipt by the Guarantor of a notice from the Security Agent of the occurrence of any Event of Default which is unremedied, the Guarantor will not make demand for or claim payment of any moneys due to the Guarantor from any other Obligor, or exercise any other right or remedy to which the Guarantor is entitled in respect of such moneys unless and until all moneys owing or due and payable by the other Obligors to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(ii)           if any other Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantor shall not (unless so instructed by the Security Agent and then only on the condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Security Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the other Obligors to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(iii)          if the Guarantor, in breach of paragraph (i) or (ii) above of this Clause 9.7 receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by the Guarantor for the Security Agent to apply the same as if they were moneys received or recovered by the Finance Parties hereunder; and

(iv)          the Guarantor has not taken and will not take from any other Obligor any security whatsoever for the moneys hereby guaranteed.

9.8           Exclusion of Guarantors’ rights

Until all moneys owing or due and payable by the Obligors to the Finance Parties have been paid in full, no Guarantor will take any action which would result in such Guarantor sharing in or succeeding to or benefiting from (by subrogation or otherwise) any rights which the Finance Parties may have in respect of any moneys owing or due and payable by the other Obligors to the Secured Parties or any security therefore or all or any of the proceeds of such rights or security.

9.9           Enforcement

(a)           The Finance Parties shall not be obliged before taking steps to enforce this guarantee against the Guarantors:

(i)            to obtain judgment against any Obligor or any third party in any court or other tribunal; or

(ii)           to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or

(iii)          to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of payment of the relevant part of the amounts outstanding hereunder;

(iv)          and each Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantors hereunder, except as required hereunder or by mandatory law.

(b)           Without affecting the obligations of the Guarantors hereunder, the Finance Parties may take such action as they in their own discretion may consider appropriate against any other person or parties and securities to recover moneys due and payable in respect of the obligations under the Finance Documents.

(c)           Any release, discharge or settlement between a Guarantor and the Finance Parties or any of them in relation to this guarantee shall be conditional upon no right, security, disposition or payment to the Finance Parties by the other Obligors or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any reason. If any such right, security, disposition or payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce this guarantee against the Guarantors as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

9.10         Limitations — Norwegian Guarantors

                Notwithstanding the provisions of this Agreement, the obligations of any Guarantor incorporated in Norway (each a “Norwegian Guarantor”) under this Agreement shall (i) not apply to Term Loan C and the Subordinated Term Loan and (ii) not include any obligations or liabilities which would cause an infringement of Sections 8-7 and/or 8-10, cfr. Sections 1-3 and 1-4, of the Norwegian Companies Act of 13 June 1997 (“Act”), and the liability of each Norwegian Guarantor under this Agreement and the Security Documents shall only apply to the extent permitted by the provisions of the applicable Act. The obligations of each Norwegian Guarantor shall be interpreted so as to make it liable to the fullest extent permitted by the Act.

9.11         Limitations — Danish Guarantors

Notwithstanding any provision of this Clause 9 (Guarantee and Indemnity), any guarantee of any Guarantor incorporated in Denmark (each such Guarantor, a “Danish Guarantor”) expressed to be assumed in this Clause 9 (Guarantee and Indemnity) does not include any guarantee for any obligations: (i) under Term Loan C and the Subordinated Term Loan (ii) in relation to the financing of an acquisition of shares in such Danish Guarantor or in a direct or indirect parent company of such Danish Guarantor; or (iii) of a direct or indirect parent company of such Danish Guarantor which is not incorporated under the laws of any of the member states of the European Union (EU) or the European Economic Area (EEA). In general, any guarantee, indemnity and other obligations (as well as any security created in relation thereto) of any Danish Guarantor expressed to be assumed in any Finance Document shall be limited to the extent such obligations (including any security created in relation thereto) or the enforcement thereof would constitute a breach of the provisions contained in Sections 115 and 115a of the Danish Public Limited Companies Act or Sections 49 and 50 of the Danish Private Limited Companies Act.”

9.12         Limitations — English Guarantors

                   This guarantee shall not apply (i) to Term Loan C and the Subordinated Term Loan or (ii) to the extent (if any) that to do so would constitute financial assistance for the acquisition of shares of the Guarantor or one of its direct or indirect holding companies for the purposes of section 151 of the UK Companies Act 1985.

9.13         Limitations — U.S. Guarantors

Notwithstanding anything to the contrary in this Agreement, the obligations of any Guarantor formed or incorporated under the laws of any state in the United States (each such Guarantor, a “U.S. Guarantor”) under this Clause 9 and any Security Document securing the obligations under this Clause 9 shall be limited to the greatest amount that can be guaranteed by such U.S. Guarantor under applicable United States federal and state laws relating to insolvency of debtors. The obligations of any U.S. Guarantor shall not apply to the Subordinated Term Loan.

9.14     Nomination of the Borrower as agent

Each of the Guarantors hereby appoints the Borrower as its agent and representative with respect to all matters concerning this Agreement, and does hereby authorise the Borrower to negotiate, sign and deliver any agreement, document, notice or letter to the Finance Parties related to any Finance Document, and to receive, accept and acknowledge any notice and letter from the Finance Parties related hereto. The Borrower may on behalf of all the Guarantors accept any amendment to the Finance Documents including but not limited to the release and change of security, release of Guarantors and change to the repayment schedule. The authority granted herein shall, to the extent permitted by law, be irrevocable from the date hereof and as long as any of the Guarantors has any obligations outstanding hereunder, and each Guarantor undertakes to acknowledge and comply with all matters and things agreed by the Borrower on its behalf. All communication between the Guarantors and the Finance Parties shall go through the Borrower, and any notice and/or letter sent to the Borrower for this purpose shall be deemed received by the other Guarantors automatically.

10.          REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1         Each Obligor represents and warrants to the Finance Parties that:

(a)           it is a corporation or limited liability company, duly incorporated and validly existing under the laws of its incorporation and has full power and legal capacity to enter into this Agreement, each Finance Document and to perform the provisions of each Finance Document on its part to be performed;

(b)           each Obligor has taken all necessary actions and obtained all required consents, corporate or others, to authorise the execution, delivery and performance of the Finance Documents and such execution does not contravene any provisions of its articles of association, any law or contractual restrictions binding on it or its assets and its obligations under the Finance Documents will constitute legal, valid and binding obligations of it, enforceable in accordance with its respective terms and conditions;

(c)           no litigation or arbitration or administrative proceeding before (including environmental litigation or proceedings), or of, any court or governmental authority is presently taking place, pending, or threatened against the Group or any of the Group’s properties or assets, other than such litigation or arbitration or administrative proceedings as shall have been (i) notified to the Facility Agent in writing by the Borrower prior to the date of execution of this Agreement or (ii) solely in respect of the Target and its subsidiaries, disclosed in any filings of Target with the SEC publicly available on EDGAR prior to the date of this Agreement, copies of which have been delivered to the Facility Agent prior to the signing of this Agreement;

(d)           no occurrence or condition with respect to it which constitutes an Event of Default or potential Event of Default is outstanding or would occur by reason of its entering into, giving effect to or performing its obligations under the Finance Documents;

(e)           the entry into and performance by each Obligor of its obligations under the Finance Documents do not and will not conflict with:

(i)            any present law or regulation or judicial or official order (including relevant Norwegian, United States and European Union regulations regarding “money laundering”);

(ii)           its articles of association or other constitutional documents; or

(iii)          any document or agreement which is binding upon a member of the Group, or any of their assets;

(f)            all financial documents, including, but not limited to, the audited annual balance sheet and profit and loss statement and all other information relating to the Borrower which have been supplied by or on behalf of the Borrower to the Finance Parties hereunder are complete and correct in all material respects and have been prepared in accordance with NGAAP and do not omit to state any material facts regarding the Group’s financial status;

(g)           as of the initial Drawdown Date the Borrower represents that the Bank Case gives in all material respects a complete and correct description of the business and financial situation of the Group and the descriptions of the market conditions and future prospects contained therein have been appraised on the basis of the Borrower’s best judgment;

(h)           it is not required to make any deduction for or on account of Taxes from any payment it may make under this Agreement;

(i)            all the members of the Group have filed all tax returns required to be filed by them, and paid or made adequate provisions for the payment of all relevant taxes, charges and assessments, other than such potential issues which have been notified to the Facility Agent in writing by the Borrower prior to the date of execution of this Agreement;

(j)            no corporate action, legal procedure or other step as mentioned in Clauses 11.10 and 11.11 has been taken with respect to the Borrower, or threatened in relation to a member of the Group, and none of the circumstances described in Clauses 11.10 and 11.11 applies to a member of the Group;

(k)           each Obligors’ payment obligations under this Agreement will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally or as specifically provided for in this Agreement;

(l)            all factual information contained in or referred to in the Bank Case and any other documentation and information provided by or on behalf of the Borrower to the Finance Parties prior to the entering into of the Finance Documents for the purpose of making available the Facilities was true and accurate in all material respects, not misleading in any material respect and did not omit to state any material facts or circumstances;

(m)          each member of the Group is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the intellectual property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted. No member of the Group infringes any intellectual property of any third party in any respect and has taken all formal or procedural actions (including payment of fees) required to maintain any material intellectual property owned by it;

(n)           no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U or X of the Board. If requested by any Bank or the Facility Agent, the Borrower will furnish to the Facility Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U;

(o)           neither a Reportable Event for which the thirty day notice provision has not been waived under Section 4043(a) of ERISA nor a material “accumulated funding deficiency” (within the meaning of Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Encumbrance in favor of the PBGC or a Plan has arisen, during such five-year period. The assets of each Plan that is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan if the benefits under such Plan were determined on an ongoing basis. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent;

(p)           no Obligor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Obligor is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness;

(q)           each Obligor is, and after giving effect to the Acquisition and the incurrence of all Financial Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent;

(r)            no Encumbrance encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968;

(s)           (i) as of the date of this Agreement and as of the first Drawdown Date (in each case before the Target and its subsidiaries have become part of the Group), no Material Adverse Effect has occurred since the date of the most recent audited consolidated accounts of the Borrower delivered to the Facility Agent prior to the date of this Agreement; (ii) as of the first Drawdown Date, immediately after the Target and its subsidiaries have become part of the Group, the representations and warranties set forth in Section 5.1(g) of the Merger Agreement are true and correct; and (iii) on each date after the first Drawdown Date on which the  representations and warranties set forth in this Clause 10.1 are repeated pursuant to Clause 10.2, no Material Adverse Effect has occurred since the date of the most recent audited consolidated accounts of the Borrower delivered to the Lenders prior to the date of this Agreement; and

(t)            on the date of this Agreement and on any Drawdown Date on or prior to the date of completion of the Merger, (i) the Merger Agreement is in full force and effect, and the parties thereto are in compliance in all material respects with their respective obligations thereunder, and (ii) the Offer has been made in accordance with applicable law in all material respects (including with respect to disclosure requirements of applicable law).

10.2         The representations and warranties set out in Clause 10.1 are made by each Obligor on the date of this Agreement and are deemed to be repeated by each Obligor on the date of any Drawdown Notice, Interest Payment Date, Renewal Notice, Drawdown Date, Drawing and Compliance Certificate by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made. Each Interest Payment Date, Drawdown Notice, Renewal Notice, Drawing and Compliance Certificate shall further be deemed to constitute a representation and warranty by each Obligor that no Event of Default nor any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default is outstanding.

10.3         The Borrower undertakes with the Finance Parties as from the date hereof (but with respect to Target and its subsidiaries, from and after the Merger) and for so long as any amount is outstanding under the Facilities that:

(a)           it will promptly inform the Facility Agent of any event which constitutes or will constitute an Event of Default, or which may affect the Obligor’s ability to perform its obligations hereunder, and further give the Facility Agent any such information as the Banks through the Facility Agent may require concerning any member of the Group which in the opinion of the Facility Agent would be of relevance;

(b)          all the members of the Group conduct their business in compliance with applicable laws and regulations in all material respects;

(c)           (i) the Subordinated Loans shall be subordinated to the Loans (including the Subordinated Term Loan) in all respects, (ii) there will be no changes to the Subordinated Loans without the prior written consent of the Majority Banks (this restriction shall not apply in the event of conversion of the Subordinated Loans to equity), (iii) no payment of principal or interest under the Subordinated

Loans is made without the Majority Banks prior written consent;

(d)          all members of the Group maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance with respect to its properties and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practise, and further that any insurance reasonably requested by the Facility Agent is promptly established and maintained;

(e)           no member of the Group shall create, incur or permit to subsist any Encumbrances over all or any part of its present or future revenues or assets other than Encumbrances (i) securing the Finance Documents, (ii) in favour of any Finance Party with the approval of the Majority Banks, (iii) arising under retention of title agreements entered into in the ordinary course of trading, (iv) arising over goods in the ordinary course of documentary credit transactions, (v) arising by operation of law and not arising as a result of any default or omission of the Borrower or any other member of the Group, or (vi) with the prior written consent of the Majority Banks;

(f)           no substantial changes will be made to the nature of the business of the Group as long as any amount is outstanding hereunder without the prior written consent of the Majority Banks;

(g)          no member of the Group shall, effect any merger, amalgamation, de-merger or reconstruction of any kind, except for (i) the Merger, (ii) a solvent reorganisation within the Group, (iii) any merger, consolidation, de-merger or other reconstruction in which the Borrower is the surviving entity and which will, in the opinion of the Majority Banks, not have a Material Adverse Effect, or (iv) any such other merger, consolidation, de-merger or other reconstruction which the Majority Banks have given their written consent;

(h)          no member of the Group shall, without the prior written consent of the Majority Banks, sell, lease, transfer or otherwise dispose of (other than in the ordinary course of trading), by one or more transactions or series of transactions, assets exceeding in total USD 1,000,000 or the equivalent thereof in any other currency during any calendar year (unless with regard to fixed assets only reinvested in similar fixed assets within the same calendar year) during the term of this Agreement;

(i)            no member of the Group shall create, incur, guarantee or allow any Financial Indebtedness to be outstanding during the term of this Agreement, without the prior written consent of the Majority Banks. This does not apply to the (i) Facilities and Hedging Agreements, (ii) Subordinated Loans, (iii) Permitted Financial Indebtedness, (iv) Financial Indebtedness made or granted by an Obligor to another Obligor, (v) intra-group loans to non-Obligors, provided that such not at any time exceed USD 5,000,000 or the equivalent in other currencies and provided that the loans referred to in (iv) and (v) are pledged in favour of the Security Agent acting for and on behalf of the Finance Parties and

(vi) other Financial Indebtedness incurred in the ordinary course of business of the relevant member of the Group not at any time exceeding USD 1,000,000 or the equivalent in other currencies in aggregate for all such members of the Group;

(j)            no member of the Group shall make any acquisitions in part or in whole of any company or any business where the aggregate consideration exceeds in total USD 1,000,000 or the  equivalent thereof in any other currency during any calendar year without the prior written consent of the Majority Banks;

(k)           no dividend, loans or any other contribution (including management fees and Group companies acquisition of shares in Borrower) is made to the Borrower’s (direct or indirect) shareholders (or their affiliates) until this Agreement has been terminated and the Finance Parties have been repaid in full, without the prior written consent of the Majority Banks;

(l)            no member of the Group shall create, incur, make, assume or permit to subsist any Financial Support without the prior written consent of the Majority Banks, other than (i) intra-group loans from an Obligor to another Obligor and (ii) intra-group loans to non-Obligors, provided that such loans not at any time exceed USD 5,000,000 or the equivalent in other currencies and provided that the loans in (i) and (ii) are pledged in favour of the Security Agent for and on behalf of the Finance Parties;

(m)          no member of the Group shall enter into any factoring arrangement or similar agreements without the prior written consent of the Majority Banks;

(n)          each Obligor’s obligations under this Agreement shall rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatory preferred by law applying to companies generally or as specifically provided for in this Agreement;

(o)          the Borrower shall at all times ensure that the Group’s (i) hedging of interest rate and currency exposure is made pursuant to a commercially reasonable strategy approved by the Facility Agent in the best interest of the Group (the “Hedging Strategy”) and (ii) management of eventual surplus liquidity shall be made in a conservative manner;

(p)          deliver to the Facility Agent as soon as practicable after the same have been issued (i) a copy of the Borrower’s annual audited consolidated and non-consolidated accounts not later than 120 days after the end of the relevant financial year, (ii) quarterly financial statements for the Group on a consolidated basis (including cashflow and commentary on performance) within 60 days of the end of each quarter, (iii) quarterly Compliance Certificates within 60 days of the end of each quarter, annual Compliance Certificate within 60 days after the end of the relevant financial year and Compliance Certificate based on its audited consolidated financial statements within 120 days of the end of the relevant financial year certifying compliance with Clause 10.3 (q) and setting out relevant calculations demonstrating such compliance (including relevant calculations for determining the Applicable Margin), (iv) the annual operating budget for the Group on a consolidated basis and the business areas of the Group not later than 45 days of the end of the relevant financial year (to include P & L, balance sheet and cash flow forecasts on a month-by-month basis), (v) monthly consolidated management accounts (including cashflow) within 30 days of the end of each month and (vi) such other information as the Banks through the Facility Agent may reasonably require from time to time. All financial information shall be made available in a form acceptable to the Facility Agent;

(q)          perform according to the following financial requirements, which apply to the Group at all times and shall be verified in Compliance Certificates. Measurement of financial covenants set out below shall commence from and including the financial quarter ending 30 September 2006, except that measurement of the financial covenant set out in (ii) below shall commence from and including the financial quarter ending 31 December 2006. All financial covenants shall be tested on a consolidated basis:

(i)            The ratio of EBITDA / Total Debt Cost not at any time to be less than the following levels:

Period:	Ratio:
30/09/2006	3.10
31/12/2006	2.50
31/03/2007	2.70
30/06/2007	3.20
30/09/2007	3.60
31/12/2007	3.70
From 31/12/2008	6.00

(ii)           The ratio of Cash Flow to Total Debt Service not at any time to be less than the following levels:

Period:	Ratio:
31/12/2006	0.54
31/03/2007	0.68
30/06/2007	0.79
30/09/2007	0.95
31/12/2007	0.80
From 31/12/2008	1.00

(iii)          The ratio of Net Total Debt (excluding the outstanding amount under the Subordinated Term Loan) to EBITDA not to exceed the following levels:

Period:	Ratio:
30/09/2006	6.90
31/12/2006	6.50
31/03/2007	5.30
30/06/2007	4.20
30/09/2007	3.80
31/12/2007	3.60
From 31/12/2008	2.50

(iv)          Capital Expenditure:

No member of the Group shall incur any Capital Expenditure if it would result in the aggregate Capital Expenditure incurred by the Group in any calendar year exceeds the following levels:

Calendar year:	Amount:
2006	USD 14,000,000
2007	USD 12,000,000
2008	USD 13,000,000
2009	USD 13,000,000
2010	USD 14,000,000

Any unutilized portion of the said amounts may be carried forward to the subsequent financial year.

Financial Covenants (i), (ii) and (iii) to apply on a rolling trailing twelve months (“TTM”) basis, except for the period ending on 30 September 2006 which shall be tested on a nine month rolling basis.

For the purpose of this Clause 10.3 (q), terms defined in this Agreement shall, to the extent not inconsistent with the definitions be construed in accordance with NGAAP;

(r)            the Borrower’s only purpose is and shall be to own shares in its subsidiaries;

(s)           to the extent legally permissible, dividend and group contributions are paid by the members of the Group to the Borrower enabling the Borrower to comply with the amortization schedule in Clause 8.1;

(t)            procure that any company in the Group meeting the thresholds of an

Additional Guarantor, promptly informs the Facility Agent thereof, and such company shall use all reasonable endeavours to accede to the Agreement as a

Guarantor and provide security requested by the Facility Agent, unless such accession/security is not legally permitted;

(u)          procure that the Merger is completed as promptly as practicable after the first Drawdown Date and to comply with the Merger Agreement and applicable law in relation to the Offer; and

(v)          procure that the Target shall prepay and/or cancel all its outstanding credit facilities and procure that all existing security is discharged within ten Banking Days of completion of the Merger.

10.4         The Borrower will use all reasonable endeavours to procure that Target and its subsidiaries comply with the undertakings in Section 6.1 of the Merger Agreement.

11.          EVENTS OF DEFAULT

11.1         Each of the events set out in Clauses 11.2-11.16 (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

11.2         The Borrower fails to pay any sum due hereunder on the due date, at the place, and in the currency in which it is expressed to be payable, however, non-payment caused by technical and/or administrative error being remedied within five Banking Days shall not be considered as an Event of Default.

11.3         The Borrower or the Group fails to comply with the Financial Covenants at any time. In the event the Borrower reports to the Facility Agent an actual or potential breach of the Financial Covenants to be reported for the third or fourth quarter of 2006 or the full financial year of 2006, as set out in Clause 10.3 (p)(iii), the Borrower shall have a period of up to 20 days to discuss with the Banks how to remedy such breach (from the time such breach is reported), and in this period no Event of Default shall be considered to be outstanding solely due to the breach of Financial Covenants.

11.4         Any Obligor does not comply with any provision of the Finance Documents (other than those specifically referred to in this Clause 11), provided that if such non-compliance is, in the opinion of the Facility Agent capable of remedy:

(i)             the Facility Agent notifies the Borrower of such non-compliance; and

(ii)            such non-compliance remains unremedied for a period of thirty days.

11.5         An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs and is continuing under any document (or documents if all defaults are related to the same cause) to which a member of the Group is a party and the potential loss of the Group company amounts to more than USD 500,000 or the equivalent thereof in any other currency.

11.6                          Any Representation and Warranty is untrue in any material respect when made or repeated.

11.7	(i)	Any Financial Indebtedness of any member of the Group is not paid when due or within any originally applicable grace period, or

(ii)

any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described), or

	(iii)	any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (howsoever described)

                                               unless (a) the Financial Indebtedness falling within sub-clauses (i) to (iii) of this Clause 11.7 is less than USD 250,000, or the equivalent thereof in any other currency, or (b) the Financial Indebtedness falling within sub-clauses (i) to (iii) of this Clause 11.7 is contested in good faith by the relevant Group company (in the sole opinion of the Majority Banks).

11.8                          A lien, arrest or similar charge is levied upon, or against any material part of the assets of a member of the Group, and is not discharged within fourteen Banking Days after the relevant member of the Group became aware of the same.

11.9                          A substantial part of a member of the Group’s business or assets are destroyed, abandoned, seized, appropriated or forfeited for any reason, unless fully covered by insurance.

11.10	(a)

A member of the Group is, or for the purpose of law, deemed to be, unable to pay its debts as they fall due or becomes insolvent, or admits inability or an intention not to pay its debts as they fall due; or

(b)

a member of the Group begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness, or any step is taken with a view to an arrangement with any creditors of a member of the Group; or

	(c)	a meeting of a member of the Group is convened for the purpose of considering any resolution for its winding-up or its administration or any such resolution is passed, ordered, or requested; or

(d)

any other step (including petition (other than a frivolous or vexatious petition), proposal or convening a meeting) is taken with a view to the administration, liquidation, winding-up, dissolution or general debt negotiations of a member of the Group or any other insolvency proceedings involving a member of the Group.

11.11                    Any liquidator, receiver, administrator or the like is appointed or requested to be appointed in respect of a member of the Group.

11.12                    A member of the Group ceases, or threatens to cease, to carry on all or a substantial part of its business without the prior written consent of the Majority Banks.

11.13                    Any material licence, consent, permission or approval required in order to enforce, complete or perform the Finance Documents and/or the business of the Group, is revoked, terminated or modified.

11.14                    It becomes impossible or unlawful for any Obligor to fulfil any of the terms of any Finance Document or for any other member of the Group to fulfil its obligations under any document connected to the Finance Documents to which it is a party, or any such document for any reason ceases to be effective, valid and enforceable.

11.15                    (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and not exempt under Section 4975 of the Code or Section 408 of ERISA) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Encumbrance in favor of the PBGC or a Plan shall arise on the assets of any member of the Group or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan under Section 4042 of ERISA, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect as such term is defined and limited in Clause 11.16 below.

11.16                    Any event or series of events occurs which, in the opinion of the Majority Banks, is likely to have a Material Adverse Effect on the ability of any Obligor to comply with its obligations under the Finance Documents. In the period up to and including the first Drawdown Date of the Subordinated Term Loan a material adverse effect for the purpose of this Clause 11.15 shall have the same meaning as the term Company Material Adverse Effect (as defined in the Merger Agreement).

11.17                    Upon the occurrence of any Event of Default referred to in Clauses 11.2 — 11.16 above, the Facility Agent may, and shall if so directed by the Majority Banks, by notice to the Borrower (i) without prejudice to any Loan advanced hereunder cancel the Total Commitments, (ii) demand that all or parts of the Loans together with accrued interest, fees and all other amounts outstanding under the Finance Documents be immediately due and payable and (iii) without prejudice to any of the Finance Parties’ other rights, with or without notice to the Borrower or any Obligor, take such other action as is available to the Finance Parties under the Finance Documents or law.

The provisions above shall apply correspondingly in the event of expiry, lapse or cancellation (for whatever reason) of this Agreement.

12.          THE FACILITY AGENT, SECURITY AGENT AND THE ARRANGER

12.1                           Each other Finance Party hereby appoints the Facility Agent to act as its agent under and in connection with this Agreement, and the Security Agent to act as its security agent under and in connection with the Security Documents, and authorises each of the Facility Agent and the Security Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with this Agreement and the other Finance Documents, together with any other incidental rights, powers and discretions. Each Agent has only those duties which are expressly specified in the Finance Documents. Without prejudice to the binding nature of such duties, they are solely of a mechanical and administrative nature. No Agent may commence legal proceedings in a Bank’s name without such Bank’s consent.

12.2                           The relationship between each Agent and the other Finance Parties is that of agent and principal only. Nothing in the Finance Documents (save for under and pursuant to the English trust deed) constitutes an Agent as trustee or fiduciary for any other party or any other person and no Agent need hold in trust any moneys paid to it for a party or be liable to account for interest on those moneys.

12.3                           Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other party under or in connection with any Finance Document.

12.4                           Each Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion (or, if so instructed by the Majority Banks, refrain from exercising any right, power, authority or discretion vested in it as Agent) and not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with any instruction from the Majority Banks. Any such instructions given by the Majority Banks will be binding on all the Finance Parties. In the absence of such instructions, each Agent may act in relation thereto as it considers in the best interests of all the Banks.

12.5                           Neither any Agent, nor the Arranger nor any of their officers, employees or agents are responsible to any other Party for:

(i)                                     the execution, genuineness, validity, enforceability or sufficiency of the Finance Documents or any other document;

(ii)                                  the collectability of amounts payable under the Finance Documents; or

(iii)                               the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents.

12.6                           No Agent is obliged to monitor or enquire as to whether or not an Event of Default has occurred. No Agent will be deemed to have knowledge of the occurrence of an Event of Default. However, if any Agent receives notice from a Party referring to a Finance Document, describing the Event of Default and stating that the event is an Event of Default, or if the relevant Agent in this capacity has otherwise acquired actual knowledge of an Event of Default, it shall promptly notify the Banks.

                                                Each Agent may require the receipt of security satisfactory to it from any Finance Party, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with the Finance Documents before it commences those proceedings or takes that action.

12.7	(a)

Without limiting paragraph (b) below, no Agent will be liable to any Finance Party for any action taken or not taken by it under or in connection with the Finance Documents, unless caused by its gross negligence or wilful misconduct.

(b)

No Party (other than each Agent) may take any proceedings against any officer, employee or agent of the relevant Agent in respect of any claim it might have against the relevant Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to the Finance Documents.

12.8		Each Agent and the Arranger may:

	(i)	rely on any representation, notice or document believed by them to be genuine and correct and to have been signed by, or with the authority of, the proper person;

	(ii)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

	(iii)	engage, pay for and rely on legal or other professional advisers selected by them (including those in an Agent’s employment and those representing a Party other than an Agent).

12.9	Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with the Finance Documents, each Bank confirms that it:

(i)

has made its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with their participation in the Finance Documents and has not relied exclusively on any information provided to it by any Agent or the Arranger in connection with the Finance Documents; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

12.10                     Each Agent shall without undue delay forward to the person concerned the original or a copy of any document which is delivered to the relevant Agent by a Party for that person.

The Facility Agent shall supply each Bank with a copy of each document received by the Facility Agent under Clause 4.

                                                Except where the Finance Documents specifically provides otherwise, no Agent is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

                                                Each Agent shall supply the Banks with all material information which the relevant Agent receives from the Obligors.

12.11                     Each Agent and the Arranger, as Bank, has the same rights and powers under the Finance Documents as any other Bank and may exercise those rights and powers as though it was not, as the case may be, an Agent or an Arranger.

                                                         Each Agent and the Arranger may:

(i)                                     carry on any business with the Obligors or their related entities;

(ii)                                  act as agent or trustee for, or in relation to any financing involving, the Obligors or their related entities; and

(iii)                               retain any profits or remuneration in connection with their activities under the Finance Documents or in relation to any of the foregoing.

12.12	(a)

Without limiting the liability of the Obligors under the Finance Documents, each Bank shall forthwith on demand indemnify each Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as agent, unless directly caused by the Agent’s gross negligence or wilful misconduct.

(b)

A Bank’s proportion of the liability or loss set out in paragraph (a) above will be the proportion which its Commitment bears to the Total Commitments on the date of the demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)

The Obligors shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above provided that the Obligors shall not thereby be liable for any additional costs for which it would not otherwise be liable.

(d)

Without prejudice to the liability of the Obligors, each Bank shall reimburse each Agent the amount of such Bank’s pro rata share of charges and expenses covered under, but not reimbursed by the Borrower under, Clause 18 below.

12.13	(a)

Each Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)

Without limiting paragraph (a) above, no Agent need disclose any information relating to the Obligors or any of their related entities if such disclosure might, in the reasonable opinion of the relevant Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

12.14                     If the Majority Banks so direct, each Agent shall resign by giving notice to the Banks and the Borrower, in which case the Majority Banks may, after consultation with the Borrower, appoint a successor Agent. If the Majority Banks and the Borrower fail to agree on such appointment within 30 days of the notice given by the Majority Banks, the Majority Banks may appoint a successor Agent without further consultation with the Borrower.

12.15                     Each Agent may treat each Bank as a Bank entitled to payments under the Finance Documents until it has received not less than five Banking Days’ prior notice from that Bank to the contrary. The Facility Agent shall maintain a list of the Banks and their respective addresses for notices, and shall, promptly upon request from any Party from time to time, supply a copy of that list to that Party.

13.                               AMENDMENTS AND WAIVERS

13.1	(a)

Subject to Clause 13.2, any term of this Agreement and the Security Documents may be amended or waived only with the written consent of the Borrower, the Majority Banks and, if authorised by the Majority Banks, the Facility Agent. The Facility Agent and/or the Security Agent shall effect, on behalf of the Finance Parties, any amendment or waiver to which the Majority Banks have agreed.

	(b)	The Facility Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above and any such amendment or waiver shall be binding on all the Parties.

13.2                           An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of “Majority Banks” and “Applicable Margin” respectively, in Clause 3;

(ii)                                  any extension of the date for, or alteration in the amount or currency of, or waiver of, any payment of principal, interest, Applicable Margin, fees, commission, costs or any other amount payable under the Finance Documents;

(iii)                               a term of this Agreement which expressly requires the consent of each Bank;

(iv)                              Clauses 2.3, 12, 13, 14, 15, 16, 17 and 18 (provided however, that any powers to give consents or otherwise granted to the Majority Banks in such Clauses shall apply);

(v)                                 any change to the Total Commitments;

(vi)                              any admission of joint and several liability; and

(vii)                           any proposed substitution or replacement of the Borrower or the Guarantors other than in accordance with Clause 14.3;

may not be effected without the consent of each Bank.

                                                Any amendment or waiver which relates to the rights or obligations of an Agent or the Arranger may only be made with the consent of the relevant Agent or the Arranger (as the case may be).

13.3                           The rights of each Finance Party and the Security Agent under the Finance Documents:

(i)                                     may be exercised as often as necessary;

(ii)                                  are cumulative and not exclusive of its rights under the general law; and

(iii)                               may be waived only in writing.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

14.          CHANGES TO PARTIES

14.1                          No Obligor may assign, transfer or dispose of any of, or any interest in, its rights and obligations under the Finance Documents.

14.2                          A Bank (the “Existing Bank”) may at any time, without the prior written consent of the Obligors, assign, transfer or novate any of its rights and obligations under this Agreement to:

(i)                                     any of its or its holding company’s subsidiaries; and

(ii)                                  any of the other Banks or to a member of the group of another Bank; and

(iii)                               upon the occurrence of an Event of Default, to any party including another bank or financial institution; or

(iv)                              at any time, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), and to be deemed to be granted within ten Banking Days of receipt of the request unless expressly refused within such time), to another bank or financial institution, or to a trust, fund or other entity which is regularly engaged in or for the purpose of making, purchasing or investing in loans, securities or other financial assets,

(such subsidiary or bank or institution being the “New Bank”), provided always that the Obligors shall not incur any additional costs as a result of such assignment, transfer or novation other than those specifically referred to in Clause 18.1 (a).

A transfer of obligations will be effective only if the New Bank confirms to the Facility Agent and the Borrower that it undertakes to be bound by the terms of the Finance Documents as a Bank in form and substance satisfactory to the Facility Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

                                                         An Existing Bank is not responsible to a New Bank for:

(i)                                     the execution, genuineness, validity, enforceability or sufficiency of the Finance Documents or any other document;

(ii)                                  the collectability of amounts payable under the Finance Documents; or

(iii)                               the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents.

                                                         Each New Bank confirms to the Existing Bank and the other Banks that it:

(i)                                     has made its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with this Agreement; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities while any amount is or may be outstanding under the Finance Documents or any Total Commitment is in force.

                                                Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under the Finance Documents and its Commitment has been cancelled or reduced to zero.

                                                Subject to the conditions set out in this Clause 14.2 a transfer is effected when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Bank and the New Bank. The Facility Agent shall execute a Transfer Certificate delivered to it by the Existing Bank and the New Bank upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Bank.

14.3                           (a)           The Borrower will, within ten Banking Days after receipt of the relevant consolidated accounts for the Group, procure that each member of the Group which meets either of the thresholds of an Additional Guarantor becomes an Additional Guarantor (to the extent legally permissible under the relevant jurisdiction), by signing a document substantially in the form of Schedule 11 and delivering to the Facility Agent the relevant documents and evidence listed in Schedule 9.  The members of the Target Group shall within ten Banking Days of completion of the Merger accede to this Agreement as Guarantors and provide the security identified in Schedule 7.

(b)                               Subject to paragraph (a) above, the relevant member of the Group will become an Additional Guarantor when the Facility Agent notifies the Banks and the Borrower that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it.

(c)                                  Delivery of an Accession Agreement, executed by the relevant member of the Group and the Borrower, to the Facility Agent constitutes confirmation by that member of the Group and the Borrower that the representations and warranties set out in Clause 10.1 are then true and correct.

14.4     (a)                                              In this Clause 14.4, “Resignation Request” means a letter in the form of Schedule 10.

(b)                               The Borrower may request that a Guarantor ceases to be a Guarantor by giving to the Facility Agent a duly completed Resignation Request countersigned by the remaining Guarantors.

(c)                                The Facility Agent must accept a Resignation Request and notify the Borrower and the Banks of its acceptance (i) upon a permitted sale of shares in the relevant Guarantor resulting in the relevant Guarantor no longer being a member of the Group, (ii) upon a permitted sale of assets in the relevant Guarantor resulting in the relevant Guarantor no longer meeting the threshold of an Additional Guarantor, or (iii) the Banks have consented to the Resignation Request, in all cases provided that an Event of Default is not outstanding or could result from the acceptance of the Resignation Request and that no amount owed by that Guarantor under the Finance Documents is still outstanding.

(d)                               The Guarantor will cease to be a Guarantor when the Facility Agent gives the notification referred to in paragraph (c) above.

15.                               DISTRIBUTION AND PRO RATA SHARING

15.1                           All moneys from time to time received or recovered by the Security Agent in connection with the realisation and enforcement of all or any part of the security granted by this Agreement and the Security Documents shall be held by the Security Agent on trust to apply them as soon as reasonably practicable and to the extent permitted by applicable law, in the following order of priority:

(i)                                     firstly, in or towards payment of costs and expenses incurred by the Security Agent and the other Finance Parties in connection with such realisation and enforcement;

(ii)                                  secondly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (excluding the Subordinated Term Loan); and

(iii)                               thirdly, in or towards payment of any sum due but unpaid under the Subordinated Term Loan.

15.2                           If any amount owing by an Obligor under this Agreement to a Finance Party (the “Recovering Finance Party”) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 19 (a “Recovery”), then:

(i)                                     the Recovering Finance Party shall, within three Banking Days, notify details of the Recovery to the Facility Agent;

(ii)                                  the Facility Agent shall determine whether the Recovery is in excess of the amount which the Recovering Finance Party would have received had the Recovery been received by the Facility Agent and distributed in accordance with Clause 19;

(iii)                               subject to Clause 15.4, the Recovering Finance Party shall, within three Banking Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to the excess; and

(iv)                              the Facility Agent shall treat the Sharing Payment as if it was a payment by the relevant Obligor under Clause 19 and shall pay the Sharing Payment to the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 19.7.

15.3                           If under Clause 15.2:

(i)                                     a Recovering Finance Party must subsequently return a Recovery, or an amount measured by reference to a Recovery, to the relevant Obligor; and

(ii)                                  the Recovering Finance Party has paid a Sharing Payment in relation to that Recovery,

each Finance Party shall, within three Banking Days of demand by the Recovering Finance Party through the Facility Agent, reimburse the Recovering Finance Party all or the appropriate portion of the Sharing Payment paid to that Finance Party. The Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

15.4                           (a)           A Recovering Finance Party need not pay a Sharing Payment to the extent that it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the Sharing Payment pursuant to Clause 15.2.

(b)                                 A Finance Party is not entitled to participate in a Sharing Payment if the Sharing Payment results from the proceeds of a judicial enforcement order obtained by the Recovering Finance Party and that other Finance Party had adequate notice of and opportunity to participate in the proceedings concerned or bring its own proceedings but did not do so.

16.                               CHANGES IN CIRCUMSTANCES

16.1                          If by any reason of: (i) any changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any governmental authority, or (iv) compliance with any directive or request from any governmental authority (whether or not having the force of law):

(i)                                     any Finance Party incurs costs as a result of having entered into the Finance Documents and/or as a result of performing its obligations hereunder, or

(ii)                                 there is an increase in the costs of any Finance Party for funding or maintaining the Commitment or any Loan, or

(iii)                              any Finance Party becomes liable for any new Taxes (other than on net income of any Finance Party) calculated by reference to the Commitment or the Loan, or

(iv)                             the amounts of principal or interest received by any Finance Party is reduced; or

(v)                                any Finance Party becomes subject to capital adequacy or similar requirements not known to or reasonably anticipated by the relevant Finance Party at the date hereof which will have the effect of increasing the amount of capital required or expected to be maintained by the relevant Bank based on the Loan, then any such cost, liability or reduced return shall be payable by the Borrower upon request by the Finance Party from the date such request was received by the Borrower either in the form of an increased margin or in the form of an indemnification in the amount conclusively (save in the case of manifest error) determined in the Finance Party’s request.

16.2                           In the event that any applicable law or regulation shall make it unlawful for any Finance Party to make or maintain the Commitment or the Loan, the affected Finance Party’s obligations hereunder shall terminate, and all amounts owed by the Borrower to that Finance Party, shall become due and payable forthwith. The provisions of sub-clause 11.16 shall apply correspondingly.

16.3                           Should the conditions of Clause 16.1 be invoked and the Borrower finds the resultant additional cost to be unacceptable, the Borrower shall be entitled to (i) repay the Drawings and/or Loans in full or in part together with accrued interest, fees and expenses and (ii) if repaid in full cancel the Facilities on the first Interest Payment Date following notice from the Finance Party subject to a minimum of ten Banking Days’ irrevocable prior written notice to the Facility Agent and the affected Finance Party.

17.          MARKET DISRUPTION

17.1                           If a Reference Bank does not supply a rate for the purposes of determining the relevant applicable Offered Rate by 13:00 p.m. on a Quotation Date, the applicable Offered Rate shall, subject to Clause 17.2, be determined on the basis of the quotations of the remaining Reference Banks.

17.2         If, in relation to a Loan, on or prior to a Quotation Date:

(i)                                     no, or only one, Reference Bank supplies a rate for the purposes of determining the relevant applicable Offered Rate or the Facility Agent otherwise reasonably determines that adequate and fair means do not exist for ascertaining the applicable Offered Rate; or

(ii)                                  prior to 13:00 p.m. on the Quotation Date the Facility Agent receives notification from Banks whose participations in a Loan would in aggregate exceed 50 per cent of that Loan that:

                                       a.                                       matching deposits may not be available to them in the relevant interbank market in sufficient amounts to fund their respective participations in that Loan for the relevant Interest Period; or

                                       b.                                      the cost to them of obtaining matching deposits in the relevant interbank market to fund their respective participations in that Loan would be in excess of the relevant Offered Rate, the Facility Agent shall promptly notify the Borrower and the Banks of the fact and that this Clause 17.2 is in operation.

17.3                           (a)           If a market disruption event described under Clause 17.2 applies to a Loan which has not been made, such Loan shall not be made. However, the Borrower and the Facility Agent shall, within five Banking Days of receipt of the notification, enter into negotiations in good faith (which neither the

                                                Borrower nor the Facility Agent shall be obliged to continue for a period of more than ten days)

with a view to agreeing an alternative basis for the borrowing hereunder.

(b)                               The rate of interest on the Loan for the relevant Interest Period following such notification shall be:

(i)                                     the Applicable Margin;

(ii)                                  the Banks’ actual cost of funds from such other sources as they may elect; and

(iii)                               if not included in (ii) above, the Mandatory Cost, if any.

18.          FEES, COSTS AND EXPENSES

18.1                           The Borrower shall pay the following fees, costs and expenses to each Agent and Arranger:

(a)                                 upon demand all reasonable costs, charges and expenses (including travel expenses, external legal fees and out-of-pocket expenses) incurred by any of them in connection with the mandate, preparation, negotiation, execution and registration of the Finance Documents (including legal opinions and costs related to the release of security) and all costs, charges and expenses of each Agent in connection with enforcement of and preservation of the Finance Parties rights under the Finance Documents or otherwise in connection with the Facilities, all payable irrespective of whether the Facilities are disbursed;

(b)                                a commitment fee of 50 basis points per annum applicable from signing of this Agreement to completion of the Merger on the aggregate undrawn and available amounts of the Term Loan A, Term Loan B, Term Loan C and the Subordinated Term Loan payable on completion of the Merger. A commitment fee equal to 50% of the Applicable Margin calculated on the undrawn and available portion of the Revolving Credit Facility Commitment. The commitment fee to accrue from signing of this Agreement and shall be payable quarterly in arrear until the respective Revolving Credit Facility Commitment is cancelled in full and will be calculated on the basis of the actual number of days elapsed in a year of 360 days, and

(c)                                an arrangement fee and agency fees as set out in a fee letter of even date herewith.

19.                               PAYMENTS

19.1                           All payments to be made by the Borrower under this Agreement shall be made on the due dates therefore in immediately payable funds to the Facility Agent to such accounts as specified by the Facility Agent from time to time, and shall be made without set-off, counterclaim or any other deduction, and free and clear of any Taxes.

19.2         (a)                                   Each payment received by the Facility Agent under this Agreement for another Party shall,

subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Facility Agent for this purpose by not less than five Banking Days prior written notice.

(b)                                The Facility Agent may apply any amount received or held by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c)                                 Where a sum is to be paid to the Facility Agent under this Agreement for distribution to another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party and the Party liable does not forthwith on demand pay such amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Facility Agent to reflect its cost of funds, that Party shall forthwith on demand by the Facility Agent refund such amount to the Facility Agent together with interest on such amount calculated as above.

19.3                           (a)                                  A repayment or prepayment of a Loan is payable in the currency in which that Loan is denominated on its due date.

(b)                                 Interest is payable in the currency in which the relevant amount in respect of which it is payable    is denominated.

(c)                                 Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(d)                                Any other amount payable under this Agreement is, except as otherwise provided herein, payable in NOK.

19.4                           In the event that the Borrower is required by law or regulation to deduct or withhold any Taxes, the sums to be paid shall be increased by such amounts as shall be necessary to ensure that the amount finally received by the Banks after such deduction or withholding is equal to the amount which would have been received under the Finance Documents had no such deduction or withholding been required. The Borrower shall send to the Facility Agent within thirty days of each payment, from which any such Taxes have been deducted, a duly executed tax receipt in respect of such deduction.

19.5                           In the event of any payments hereunder not being received by the Facility Agent on the due date therefore, interest for the relevant Interest Period will be charged by the Facility Agent from the due date until the date that payment is received at a rate corresponding to the aggregate rate of EURIBOR/NIBOR/LIBOR (as applicable), the Applicable Margin, Mandatory Cost (if any) and 3% per annum for such periods as the Banks shall determine. The applicable rate with respect to the Subordinated Term Loan shall be 11% per annum for such periods as the Banks shall determine. Interest under this Clause 19.5 shall be payable by the relevant Obligor upon written demand from the Facility Agent and be added to the defaulted amount on each respective Interest Payment Date and/or Final Maturity Date until the defaulted amount is repaid in full.

19.6                           If a Loan or any part thereof for any reason whatsoever is prepaid or repaid on a day other than the Final Maturity Date and/or Interest Payment Date, the Borrower shall on request pay to the Facility Agent such amount or amounts as may be necessary to compensate the Finance Parties for any Breakage Costs. The Finance Parties’ calculation of such Breakage Costs shall be binding on the Borrower absent manifest error.

19.7                           If a Finance Party pays any amount to the Borrower, which should not have been paid to the Borrower, the Borrower shall hold such amount on behalf of the Finance Party and forthwith on demand refund the same to the Finance Party. The Borrower shall also on demand pay to the Finance Party the actual accrued interest the Borrower has had on such amount.

19.8                           Commitment fee and any other payments hereunder of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360 day year.

19.9                          If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Facility Agent shall apply that payment towards the discharge of the obligations of that Obligor under this Agreement in the following order:

(i)                                   firstly, in or towards payment of any unpaid fees, costs and expenses of the Finance Parties under this Agreement;

(ii)                                secondly, in or towards payment pro rata of any accrued fees or commission due but unpaid under Clause 18;

(iii)                             thirdly, in or towards payment pro rata of any accrued interest (including default interest) due but unpaid under this Agreement (excluding the Subordinated Term Loan);

(iv)                            fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement (excluding the Subordinated Term Loan); and

                (v)                               fifthly, in or towards payment pro rata of any other sum (including principal, interest and default interest under the Subordinated Term Loan) due but unpaid under this Agreement.

19.10                     The Finance Parties have the right without prior notice to the Borrower, to debit the Borrower’s account for any amount due, which is owed by the Borrower to the Finance Parties. The Borrower hereby waives his rights according to the Norwegian Financial Agreements Act of 1999 to be notified in advance of such debiting.

20.                               NOTICE AND CORRESPONDENCE

                                                Every notice or demand under this Agreement shall be in writing in the English language (unless otherwise agreed in writing by the parties), but may be given or made by telefax, which shall be sent to the parties of this Agreement at the following addresses:

The Facility Agent regarding administrative matters:
DnB NOR Bank ASA
Stranden 21
0021 Oslo
Norway
Attention: Credit Administration
Telefax: + 47 22 31 86 43

The Facility Agent regarding all other matters and Security Agent:
DnB NOR Bank ASA
Stranden 21
0021 Oslo
Norway
Attention: Credit Administration
Telefax: + 47 22 31 86 43

The Borrower:
Simrad Yachting AS
Strandpromenaden 50
N-3181 Horten
Norway
Attention: Odd Gunnar Bogen
Telefax: + 47 33 03 41 40

                                                or to such other address or telefax number as may from time to time be notified by the relevant party.  In case of notices from the Borrower, all telefax messages shall be confirmed by letter posted as soon as practicable thereafter if so requested by the Facility Agent.

21.          MISCELLANEOUS

21.1                           The headings of the sections and the subsections of this Agreement are for convenience only and shall not be deemed to constitute a part hereof for the purposes of interpretation and application hereof.

21.2                           No failure to exercise, nor any delay in exercising any right or remedy by the Finance Parties hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof by the Finance Parties or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

21.3                         This Agreement may not be amended other than by a written instrument signed by or on behalf of the Borrower and the Finance Parties.

21.4                          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in respect of such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. In such event, the parties hereto shall in good faith negotiate with a view to making such amendments to this Agreement as may be necessary to give effect to the spirit and intention of this Agreement.

22.                               INDEMNITIES

22.1                           If a Finance Party receives an amount in respect of the Borrower’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under the Finance Documents, the Borrower shall indemnify the Finance Parties as an independent obligation against any loss or liability arising out of or as a result of the conversion.

                                                         The Borrower waives any right it may have by law to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2                           The Borrower shall forthwith on demand indemnify the Finance Parties against any loss or liability (including Breakage Costs) which the Finance Parties incurs and which the Finance Party certifies that it has incurred as a consequence of:

(i)                                     the occurrence of any Event of Default;

(ii)                                  the operation of Clause 11.16; or

(iii)                               a Loan not being made after the Borrower has delivered a Drawdown Notice, or a Loan not being prepaid in accordance with a notice of prepayment.

                                                         The liability of the Borrower in each case includes any loss of margin until the next relevant Interest Payment Date, or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under the Agreement, and any amount repaid or prepaid on any Loan, but the Borrower’s liability shall in no circumstances extend to any loss or expense to the extent that it arises as a consequence of any gross negligence or wilful misconduct of the Finance Parties.

23.                               GOVERNING LAW AND JURISDICTION

23.1                          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NORWEGIAN LAW. BORROWER AND EACH OF THE GUARANTORS HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE DISTRICT COURT (TINGRETT) OF OSLO, NORWAY, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS OR THE TRANSACTION CONTEMPLATED HEREBY. Each of the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such court and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Clause 23.1, however, shall affect the right of the Finance Parties or any of its successors or assigns to bring proceedings against the Borrower or any Guarantor in a court of any other jurisdiction or jurisdictions.

* * * * *

for and on behalf of	for and on behalf of
the Borrower	the Facility Agent
Simrad Yachting AS	DnB NOR Bank ASA

(authorised signature)	(authorised signature)

(name of signatory)	(name of signatory)

for and on behalf of	for and on behalf of
the Security Agent	the Arranger
DnB NOR Bank ASA	DnB NOR Markets
(a part of DnB NOR Bank ASA)

(authorised signature)	(authorised signature)

(name of signatory)	(name of signatory)

THE ORIGINAL BANKS:

DnB NOR Bank ASA

(authorised signature)

(name of signatory)

THE GUARANTORS:

for and on behalf of	for and on behalf of
Simrad Ltd. (UK)	Brookes & Gatehouse Ltd. (UK)

(authorised signature)	(authorised signature)

(name of signatory)	(name of signatory)

for and on behalf of	for and on behalf of
Simrad Støvring A/S	Simrad Egersund AS

(authorised signature)	(authorised signature)

(name of signatory)	(name of signatory)

for and on behalf of	for and on behalf of
Simrad, Inc.	Simrad A/S
A Washington corporation

(authorised signature)	(authorised signature)

(name of signatory)	(name of signatory)

for and on behalf of	for and on behalf of
Simrad Marine AS	Simrad AS

(authorised signature)	(authorised signature)

(name of signatory)	(name of signatory)